UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

The Howard Hughes Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Annual Meeting of Stockholders
Proxy  Statement

2022

9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
Letter from Our Chairman
Dear Fellow Stockholders:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of The Howard Hughes Corporation. We will hold the meeting at 9:00 a.m., Eastern Time, on Thursday, May 26, 2022, at Pier 17 Green Room, located at Pier 17, 89 South Street, 3rd Floor, New York, New York 10038. Enclosed you will find a notice setting forth the items that we expect to address during the meeting and our Proxy Statement.
I would like to personally thank you for your continued investment in The Howard Hughes Corporation. We look forward to welcoming many of you to our annual meeting. It is important that your shares be voted at the meeting in accordance with your preference. Your vote is important to us. Even if you do not plan to attend the meeting in person, we hope that your votes will be represented at the meeting by filling out, signing, dating and returning your proxy card or voting by using the available Internet or telephone voting procedures.
Sincerely,
William A. Ackman
Chairman of the Board of Directors
April 11, 2022

9950 Woodloch Forest Drive, Suite 1100 The Woodlands, Texas 77380
Notice of 2022 Annual Meeting of Stockholders

Thursday, May 26, 2022	9:00 a.m., Eastern Time	Pier 17 Green Room 89 South Street, 3rd Floor New York, NY 10038
ITEMS OF BUSINESS
1	Election to our Board of Directors of the nine director nominees named in the attached Proxy Statement for a one-year term
2	An advisory (non-binding) vote to approve executive compensation (Say-on-Pay)
3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022
4	Transaction of such other business as may properly come before our 2022 Annual Meeting of Stockholders
RECORD DATE

The record date for the determination of the stockholders entitled to vote at our 2022 Annual Meeting of Stockholders, or any adjournments or postponements thereof, was the close of business on March 30, 2022.

Your vote is important to us. Please exercise your stockholder right to vote.
By Order of the Board of Directors,
Peter F. Riley
Senior Executive Vice President,
General Counsel & Secretary
April 11, 2022

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to Be Held on May 26, 2022

Our Proxy Statement, 2022 Annual Report to Stockholders and other materials are available on our website at www.proxyvote.com

Proxy Summary
This summary highlights certain information from our Proxy Statement for the 2022 Annual Meeting of Stockholders. You should read the entire Proxy Statement carefully before voting.
2022 ANNUAL MEETING INFORMATION
Thursday, May 26, 2022	9:00 a.m. Eastern Time
Record Date March 30, 2022	Pier 17 Green Room 89 South Street, 3rd Floor New York, NY 10038
Admission	Photo identification and proof of ownership as of the record date are required to attend the Annual Meeting.
For additional information about our Annual Meeting, see “Questions and Answers Regarding This Proxy Statement and The Annual Meeting.”
MATTERS TO BE VOTED ON AT OUR 2022 ANNUAL MEETING
Proposal		Board Recommendation	Page
1	Election of directors	FOR each director nominee	27
2	Advisory (non-binding) vote to approve executive compensation (Say-on-Pay)	FOR	32
3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022	FOR	33

Proxy Statement for the 2022 Annual Meeting of Stockholders / 1

Proxy Summary
DIRECTOR NOMINEES
					Committee Memberships
Name	Age	Director Since	Independent	Principal Occupation	Audit	Compensation	Nominating & Corporate Governance	Risk	Other Current Public Company Boards
William Ackman	55	2010	✓	Chief Executive Officer and Portfolio Manager of Pershing Square Capital Management, L.P.					• None
Adam Flatto	59	2010	✓	Chief Executive Officer and President of The Georgetown Company					• None
Beth Kaplan	64	2017	✓	Managing Partner of Axcel Partners, LLC					• Crocs, Inc. • Brilliant Earth Group Inc. • Rent the Runway, Inc.
Allen Model	76	2010	✓	Treasurer and Vice Chairman of Overseas Strategic Consulting, Ltd.					• None
David O’Reilly	47	2021	✘	Chief Executive Officer of The Howard Hughes Corporation					• Kite Realty Group Trust
R. Scot Sellers	65	2010	✓	Former Chief Executive Officer of Archstone					• Inspirato LLC
Steven Shepsman	69	2010	✓	Executive Managing Director of New World Realty Advisors					• None
Mary Ann Tighe	73	2011	✓	Chief Executive Officer of CBRE’s New York Tri-State Region					• None
Anthony Williams	70	2021	✓	Chief Executive Officer and Executive Director of the Federal City Council					• None
Meetings in 2021: 11					6	5	5	5
Chair	Member	Financial Expert	Chairman of the Board

2 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proxy Summary
GOVERNANCE HIGHLIGHTS
The Board of Directors (the “Board”) and management believe that good corporate governance promotes accountability to stockholders, enhances investor confidence in The Howard Hughes Corporation (the “Company”) and supports long-term value creation. The Company has implemented and fostered a culture of good corporate governance, which includes the following:
✓	None of our director nominees serve on an excessive number of boards	✓	Each committee of the Board has a published charter that is reviewed annually
✓	A majority of executive pay is tied to performance-based and long-term equity incentives	✓	Each committee of the Board is 100% comprised of independent directors
✓	The Board follows Corporate Governance Guidelines	✓	The Board and each of its committees meet regularly and frequently without management present
See “Matters Related to Corporate Governance, Board Structure, Director Compensation and Stock Ownership” for more information.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 3

Proxy Summary
EXECUTIVE COMPENSATION HIGHLIGHTS
The Compensation Committee of the Board seeks to align the executive compensation program with the Company’s business strategy to attract, retain and engage the talent we need to compete in our industry, and to align management with stockholders’ interests. The table below highlights key aspects of our executive compensation program and practices.

✓	A compensation recovery policy designed to prevent misconduct by any executive officers	✓	Non-employee directors and executive officers are subject to stock ownership guidelines
✓	No single-trigger change-in-control for severance pay and benefits	✓	No tax gross-ups in executive employment agreements or incentive plan
✓	Minimum three-year vesting period for the performance-based component of long-term equity awards	✓	A general prohibition against short sales, investing in publicly traded options, hedging, pledging and margin accounts, and limit orders, in each case, involving Company securities
✓	A substantial portion of our long-term equity awards contains meaningful performance hurdles to achieve full vesting

4 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proxy Summary
HHSUSTAINABILITY
Inheriting the visionary legacy of our namesake, we have an unrelenting focus on building for the future – to help people discover new ways of experiencing life. As companies navigate the challenges of an ever-changing world, environmental, social, and governance (“ESG”) strategies have never been more important and will continue to come into increasingly sharper focus as we work to ensure a long-term and sustainable future. Today, HHC’s strategy for social impact emphasizes a better experience for people in our communities and for HHC’s employees.
Over the last two years, we have faced the unprecedented challenges of the COVID-19 pandemic and the long-standing issues of diversity, equity, and inclusion (“DEI”) that are reframing societal view. At The Howard Hughes Corporation, we believe that we have no greater asset than the health, safety, mutual trust and respect of our tenants, residents, customers, and team members. Our organization is built on a foundation of strength, vitality, and diversity of our communities.
In 2017, we embarked on a portfolio-wide Sustainability Program to develop formalized policies, programs, metrics and measures to assess and accelerate our ESG performance, including by setting 10-year environmentally focused goals.
By prioritizing investment strategy, with a focus on ESG topics that are material to our business, we hope to enhance the quality of living for our stakeholders, lessen our company’s environmental footprint and decrease operational expenses through a number of sustainability-related initiatives. In 2020, we took the ”initiative to review our goals going forward. Reducing carbon emissions, energy and water use year over year is a data-driven goal of our operational strategy.
In 2021, we continued to build upon the foundation of our HHSustainability initiative across our business segments. In November, we published our fourth annual ESG Report and reinforced our commitment to ESG best practices, in alignment with the United Nations’ Sustainable Development Goals. During the year, we also continued to make strides with ESG performance and transparency by participating in its fourth Global Real Estate Sustainability Benchmark (GRESB) Real Estate Assessment. Despite the rising competition within the benchmark, we earned a GRESB 4 Star Rating.
We report our progress against the goals annually and leverage industry leadership programs to benchmark environmental performance. HHC’s developments pursue U.S. Green Building Council’s green building certification program; Leadership in Energy and Environmental Design (LEED), and eligible operational assets pursue U.S. Environmental Protection Agency (EPA) ENERGY STAR rating to independently assess and validate efficiency.
HHCares is our company-wide, integrated corporate social responsibility program, established to leave a positive footprint beyond our physical environment. Our Company’s success depends upon the vitality of all who live, work, play and thrive in our communities, and beyond. As we build for the future, we remain sharply attuned to our ability, and our responsibility, to positively impact the lives of those within our communities our own organization, and the world at large.
DEI is essential to our success as a company and we strive to source, engage and retain diverse and talented people, partners, residents, and suppliers. Our steadfast and purposeful approach includes employee-based outreach, corporate programs and policies that support the success of our neighborhoods.  HHC formed and appointed an all-volunteer employee DEI Advisory Council, DEI Review Board and a dedicated resource for DEI. Together, with leadership, HHC engages in philanthropy as a company and as individuals by providing educational scholarships, matching charitable contributions, diversity contracting policies and organizational support. In 2021, we began a partnership with Project Destined as their first partner based in the Houston area. Through this partnership, HHC sponsors 10 undergraduate students from diverse

Proxy Statement for the 2022 Annual Meeting of Stockholders / 5

Proxy Summary
backgrounds specifically trained in real estate investments and management. This coming Spring will mark Project Destined’s initial expansion.
We have memorialized our stewardship and commitment to our ESG strategies and commitments with our fourth annual Howard Hughes Sustainability Report, posted on our website. The report outlines our proactive approach for addressing sustainable development, natural resource conservation, and cultural diversity and inclusion. To learn more about how we track and measure our success in this area, please visit:
https://www.howardhughes.com/hhsustainability.

ESG Principles

Environmental

We are committed at the core of our operations to reducing our portfolio's environmental footprint, and to embedding sustainability into our overall strategy.

Social

We are dedicated to fostering thriving and diverse neighborhoods, employees and vendors through authentic initiatives and purposeful policies.

Governance

We hold ourselves to the highest standards across our organization, honoring our commitments while challenging our thinking to stay ahead of the curve.

ESG Core Values

Operational Excellence

(Environmental)

Implementing sustainability throughout our operations in order to lower our carbon footprint, reducing our expenses and increasing the effectiveness of our portfolio management.

Community-Focused Philanthropy

(Social)

Supporting our neighborhoods through charitable giving and volunteerism is central to our corporate responsibility strategy.

A Safe, Healthy and Diverse Workplace

(Social)

Attracting and retaining the best talent means providing a stable work environment that keeps our employees and stakeholders feeling secure, healthy and engaged.

Sustainable Return

(Financial)

Integrating ESG principles into our investment strategy to deliver sustained and high quality value.

Ethical Leadership

(Governance)

We hold ourselves to the highest standards of transparency and ethics to ensure we remain accountable to our stockholders, employees and customers.

Sustainability Goals

Transform the Footprint of Our Properties

(Environmental)

We aim to reduce our environmental impact as we build and invest in communities and properties that reflect our commitment to sustainability.

Build Thriving Neighborhoods

(Social)

We strive to support the local culture of our diverse communities, honor their history and actively integrate ourselves into their social fabric.

Foster Diversity Access Our Business

(Social)

We are committed to strong diversity standards that will have a positive impact on everything we do, from employment and vendor relationships, to community involvement and charitable giving.

Pursue Resilient Returns on Investment

(Financial)

We create value by increasing the efficiency and resiliency of our properties.

Lead Collaboratively and Transparently

(Governance)

We remain accountable as we share our continuous ESG progress with our stakeholders in a collaborative way.

6 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proxy Statement for Annual Meeting of
Stockholders to Be Held on May 26, 2022
QUESTIONS AND ANSWERS REGARDING THIS PROXY STATEMENT AND THE ANNUAL MEETING
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to its proxy materials over the Internet or, upon your request, through the mail. These materials are being provided in connection with the solicitation of proxies by the Board for use at the Company’s 2022 annual meeting of stockholders or any postponement or adjournment thereof (the “Annual Meeting”). Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 11, 2022 to stockholders entitled to notice of, and to vote at, the meeting.
All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet.
You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at 9:00 a.m., local time, on Thursday, May 26, 2022, at Pier 17 Green Room, 89 South Street, 3rd Floor, New York, NY 10038.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:
•
view the Company’s proxy materials for the Annual Meeting on the Internet; and

•
instruct the Company to send future proxy materials to you electronically by email.

The Company’s proxy materials are also available on the Company’s website at www.howardhughes.com under the Investors tab.
If you previously elected to access your proxy materials over the Internet, you will not receive a Notice or printed proxy materials in the mail. Instead, you have received an email with a link to the proxy materials and voting instructions.
Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you, which should result in lower costs associated with the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 7

Proxy Statement for Annual Meeting of Stockholders to Be Held on May 26, 2022
What is included in the proxy materials?

The proxy materials include:
•
the Company’s Notice of the Annual Meeting;

•
this Proxy Statement for the Annual Meeting; and

•
the Company’s 2022 Annual Report to Stockholders.

If you requested printed versions of these materials by mail, the proxy materials will also include a proxy card (for stockholders of record) or a voting instruction form (for beneficial owners) for the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of Company common stock at the close of business on March 30, 2022 are entitled to receive notice of, and to vote their shares at, the Annual Meeting. As of March 30, 2022, there were 52,475,909 shares of Company common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
If your shares are registered in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered a “stockholder of record.” If your shares are held in an account with a broker, bank or other nominee, you are considered the “beneficial owner.” As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares.

How do I vote?

How to Vote
Your vote is important. Please vote as soon as possible by one of the methods shown below.
In person at the Annual Meeting
All stockholders of record may vote in person at the Annual Meeting. You can request a ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

By telephone
All stockholders of record may vote their shares by calling 1-800-690-6903 toll-free. Submit your vote by telephone until 11:59 p.m. ET on May 25, 2022. Have your proxy card available and follow the instructions provided by the recorded message to vote your shares. If you are a beneficial owner of shares, you may vote your shares by telephone by following the instructions sent to you by your broker, bank or other record holder.

By Internet
All stockholders of record may vote their shares online at www.proxyvote.com. Use the Internet to transmit your voting instructions until 11:59 p.m. ET on May 25, 2022. Have your proxy card available and follow the instructions on the website to vote your shares. If you are a beneficial owner of shares, you may vote your shares online by following the instructions sent to you by your broker, bank or other record holder.

By mail
If you are a stockholder of record, you may request from us, by following the instructions on your Notice or in the email that you received, printed copies of the proxy materials, which will include a proxy card.
If you are a beneficial owner of shares, you may vote your shares by mail by following the instructions sent to you by your broker, bank or other record holder.

8 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proxy Statement for Annual Meeting of Stockholders to Be Held on May 26, 2022

Internet and telephone voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. ET on May 25, 2022. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. You should follow the voting instructions in the materials provided to you by your broker, bank or other holder of record. If you vote on the Internet or by telephone, you do not have to return a proxy card or voting instruction form. If you are located outside the U.S. and Canada, please use the Internet or mail voting procedures. Your vote is important. Your timely response may save us the expense of attempting to contact you again.

What is householding and how does this affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, registered stockholders, who have the same address and last name and who receive paper copies of the proxy materials in the mail, will receive only one copy of our proxy materials. This consolidated method of delivery will continue unless one or more of these stockholders notifies us that they would like to receive individual copies of proxy materials. This procedure reduces our printing costs and postage fees. If a stockholder of record residing at such address wishes to receive separate proxy materials in the future, he or she may contact The Howard Hughes Corporation, 9500 Woodloch Forest Drive, Suite 1100, The Woodlands, Texas 77380, Attention: Investor Relations.

What can I do if I change my mind after I submit my proxy?

If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:
•
delivering written notice revoking your proxy to the Corporate Secretary at the Company’s address set forth above;

•
timely delivering a new, later-dated proxy using one of the methods described above; or

•
voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

What shares are included in my proxy?

If you are a stockholder of record, you will receive one proxy card for all of your shares that are registered in your name with the Company’s transfer agent. If you are a beneficial owner of shares, the voting instructions you receive from your broker, bank or other nominee will indicate the number of shares of Company common stock held by them on your behalf. If you received more than one proxy card or voting instructions, then your shares are likely registered in more than one name with the Company’s transfer agent and/or held in more than one account with your broker, bank or other nominee. Please complete, sign, date and return each proxy card and/or voting instructions to ensure that all of your shares are voted.

What happens if I do not give specific voting instructions?

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions. If a properly executed proxy gives no specific instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
If you are a beneficial owner of shares and do not provide your broker, bank or other nominee with specific voting instructions, then under the rules of the New York Stock Exchange (the “NYSE”), they may only vote on matters for which they have discretionary power to vote. If your broker, bank or other nominee does not receive instructions

Proxy Statement for the 2022 Annual Meeting of Stockholders / 9

Proxy Statement for Annual Meeting of Stockholders to Be Held on May 26, 2022

from you on how to vote your shares and they do not have discretion to vote on the matter, then the broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares.
Your broker, bank or other nominee will not be permitted to vote on your behalf on the election of directors; the advisory vote on executive compensation; and other matters to be considered at the Annual Meeting, unless you provide specific instructions by completing and returning a properly executed proxy or following the instructions provided to you to vote your shares. For your vote to be counted, you need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting.

What constitutes a quorum?

A majority of the outstanding shares of common stock must be present, in person or by proxy, to constitute a quorum at the Annual Meeting.
Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner.

Who can attend the Annual Meeting?

The Annual Meeting is open to all holders of the Company’s common stock as of the record date. Please note photo identification and proof of ownership as of the record date are required to attend the Annual Meeting.

10 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proxy Statement for Annual Meeting of Stockholders to Be Held on May 26, 2022

What will the stockholders vote on at the Annual Meeting, what are the voting requirements for each of the matters to be voted on at the Annual Meeting, and what are the Board’s voting recommendations?

Proposal		Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes	Board Recommendation
1	Election of directors	Each director nominee must receive the affirmative vote of a majority of the votes cast with respect to the nominee, excluding abstentions	No	No effect	✓ FOR each director nominee
2	Advisory (non-binding) vote to approve executive compensation (Say-on-Pay)	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions have the effect of a vote cast against the matter and broker non-votes have no effect	✓ FOR
3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022	Affirmative vote of a majority of the votes cast	Yes	No effect	✓ FOR

Proxy Statement for the 2022 Annual Meeting of Stockholders / 11

Matters Related to Corporate Governance,
Board Structure, Director Compensation and
Stock Ownership
CORPORATE GOVERNANCE
The Board has adopted the following policies to serve as the governing framework of the Company:
■
corporate governance guidelines to assist the Board in the exercise of its responsibilities to the Company and its stockholders;

■
a code of business conduct and ethics applicable to the Company’s directors;

■
a code of business conduct and ethics applicable to the Company’s officers and other employees; and

■
written charters for its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee.

The Company’s corporate governance guidelines, codes of business conduct and ethics and committee charters are available on the Company’s website at www.howardhughes.com under the Investors tab. You may also obtain a copy of these policies upon written request to the Company’s Corporate Secretary at its principal executive office.
The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new SEC or NYSE corporate governance requirements.
The Board may, at its discretion, elect a Chairman of the Board from among the directors. If at any time the
Chairman of the Board is a current or former executive officer of the Company, or for any reason is not an independent director, a presiding director will be selected by the independent directors from among the directors who are not current or former executive officers of the Company and are otherwise independent. The Board adopted this structure to promote decision-making and governance that are independent of the Company’s management and to better perform the Board’s monitoring and evaluation functions. The positions of Chairman of the Board and Chief Executive Officer are held by different individuals. The Chairman of the Board, William Ackman, is not a member of Company management.
The Board has established a policy that its non-management directors meet in executive session, without members of management present at least four times per year; provided, however, that any non-management director may request additional executive sessions of the non-management directors at any time, if and when necessary, to discuss any matter of concern. The Chairman of the Board or presiding director presides over each executive session. The Board policy provides that if the Board includes non-management directors that are not independent, at least one executive session each year will include only independent directors.
The Company believes that the foregoing policies and practices, when combined with the Company’s other governance policies and procedures, provide an appropriate framework for oversight, discussion and evaluation of decisions and direction from the Board.

12 \ The Howard Hughes Corporation ● investor.howardhughes.com

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
Foundation in Sound Governance Practices
✓	Regular executive sessions of independent directors	✓	Majority voting with resignation policy for directors in uncontested elections
✓	Annual Board and committee evaluations, including an independent third-party evaluation once every three years	✓	A general prohibition against short sales; investing in publicly traded options; hedging; pledging and margin accounts; and limit orders, in each case, involving Company securities
✓	Directors may contact any employee of our Company directly, and the Board and its committees may engage independent advisors at their sole discretion	✓	Stockholders holding at least 15% of our outstanding shares of common stock can call a special meeting of stockholders
✓	Annual elections of directors (i.e., no staggered board)	✓	Director and executive stock ownership requirements
		✓	Executive Compensation Recoupment Policy
RISK MANAGEMENT
The Board views risk management as one of its primary responsibilities. A fundamental part of risk management is not only understanding the risks that the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board is responsible for overseeing the risk management of our Company, which is carried out by the full Board as well as at each of its committees and, in particular, the Risk Committee.
BOARD RISK MANAGEMENT OVERSIGHT INCLUDES:
■
strategic and financial considerations

■
legal, regulatory and compliance risks

■
other risks considered by the committees

RISK COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
development and implementation of the Company’s enterprise risk management program, which is an enterprise-wide program designed to enable effective and efficient identification of critical enterprise risks and to incorporate risk considerations into decision making

■
overall risk-taking tolerance and risk governance

■
ESG risks

AUDIT COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
financial, legal and compliance risks

■
technology and cybersecurity risks

COMPENSATION COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
considering the relationship between the Company’s overall compensation policies and practices for employees, including executive officers, and risk, including whether such policies and practices give rise to risks that would be reasonably likely to have a material adverse effect on the Company

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:
■
managing risks related to Board composition

■
oversight of risks related to corporate governance

Proxy Statement for the 2022 Annual Meeting of Stockholders / 13

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
DIRECTOR INDEPENDENCE
NYSE corporate governance guidelines require that at least a majority of the members of the Board meet the NYSE criteria for independence. The Board has determined that each of its non-management directors, which include Mr. Ackman, Mr. Flatto, Mr. Furber, Ms. Kaplan, Mr. Model, Mr. Sellers, Mr. Shepsman,
Ms. Tighe and Mr. Williams, is independent under the NYSE independence standards. Mr. Furber has decided not to stand for re-election after the end of his current term. Mr. O’Reilly is not independent because he is the Chief Executive Officer of the Company.

DIRECTOR NOMINATIONS
Qualifications
The Nominating and Corporate Governance Committee considers a number of factors in its evaluation of director candidates. These factors include their specific experience, qualifications, attributes and skills in light of the Company’s business. The Nominating and Corporate Governance Committee is also responsible for recommending the nomination of those incumbent directors it deems appropriate for reelection to the Board and, if applicable, reappointment to any committees of the Board on which such director serves.
While the Nominating and Corporate Governance Committee has not established specific criteria relating to a candidate’s age, education, experience level or skills, qualified candidates are expected to have strong business expertise and, in particular, experiences and expertise with regard to one or more of the following: real estate development and management, retail and entertainment operations, marketing, capital markets, technology, financial reporting, risk management, public policy and government relations, ESG and/or business strategy. Under the Committee’s Charter and our Diversity Policy, the Nominating and Corporate Governance Committee also considers the independence of the nominee, availability for service to the Company (including any potential conflicts of interest), age of the incumbent directors on the Board, diversity and the Board’s anticipated needs with regard to director expertise. With regard to diversity, the Nominating and Corporate Governance Committee is committed to considering candidates for the Board regardless of gender, ethnicity and national origin, recognizing the importance of maintaining a Board with a broad scope of backgrounds that will expand the views and experiences available to the Board in its deliberations.
Stockholder Recommendations
The Nominating and Corporate Governance Committee will consider recommendations of potential candidates from stockholders based on the same criteria as a candidate identified by the Nominating and Corporate Governance Committee.
To recommend a candidate, a stockholder must provide notice to the Company. The notice must include the following:
■
monetary agreements, arrangements and understandings during the past three years as to each person being recommended, all information relating to such person that would be required to be disclosed in a proxy statement, or other filings required to be made in connection with solicitations of proxies for election of directors in contested elections;

■
such person’s written consent to being named in a proxy statement for the Company’s next annual meeting of stockholders as a nominee and to serving as a director if elected; and

■
a description of all direct and indirect compensation between the Company and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and, if applicable, the beneficial owner of the shares held by such stockholder.

For information regarding when notice must be received to be considered timely, see “Stockholder Proposals for 2023 Annual Meeting of Stockholders.”

14 \ The Howard Hughes Corporation ● investor.howardhughes.com

Matters Related to Corporate Governance, Board Structure, Director
Compensation and Stock Ownership
STOCKHOLDER ENGAGEMENT
We believe that strong corporate governance should include year-round engagement with our stockholders. Through our investor outreach program, we solicit feedback on our executive compensation program, corporate governance and disclosure practices, and we respond to questions regarding our programs, policies and goals. We share the feedback we receive with our Board of Directors and applicable Committees.

COMMUNICATIONS WITH THE BOARD
Any stockholder or other interested party may communicate with the Board, any Board committee, the non-management directors or any individual director. All written communications must identify the recipient and the author and be sent by certified mail to the Company’s principal executive offices at:
The Howard Hughes Corporation
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, Texas 77380
Attention: Corporate Secretary
The Corporate Secretary will act as agent for the directors in facilitating these communications.
CODES OF BUSINESS CONDUCT AND ETHICS
The Company has adopted a code of business conduct and ethics applicable to the Company’s directors and a code of business conduct and ethics applicable to the Company’s officers and other employees, each of which can be found on the Company’s website at investor.howardhughes.com/governance/documents. The purpose of these codes is to, among other things, affirm the Company’s commitment to the highest standards of business conduct and ethics, integrity and attendant compliance reporting in accordance with all applicable laws. The codes set forth a common set of values and standards to which all of the Company’s directors, officers and employees are expected to adhere. The Company will post information regarding any amendment to, or waiver from, its codes of business conduct and ethics on its website under the Investors tab as required by applicable law.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 15

The Board, its Committees and its
Compensation
THE BOARD
Nine of our directors are non-management directors. Under the Company’s amended and restated bylaws, the Board may select one of its members to be Chairman of the Board. William Ackman is the Chairman of the Board.
Under the Company’s corporate governance guidelines, Board members are expected to devote the time reasonably necessary to discharge their responsibilities and to prepare for and, to the extent reasonably practicable, attend and participate in all meetings of the Board and the committees on which they serve. Each director is expected to attend the annual meeting of stockholders. The Board held a total of 11 meetings in 2021. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2021. All the directors virtually attended our 2021 annual meeting of stockholders.
Our individual Board members have varied expertise and bring extensive professional experience both within and outside the real estate industry. This provides our Board with a vast collective skill set that is advantageous to the Board’s oversight of our Company. While the industry-specific expertise possessed by certain of our Board members is essential, we also benefit from the viewpoints of our directors with expertise from outside of the real estate industry. These varied perspectives expand the Board’s ability to provide relevant guidance to our leadership team and overall business.

BOARD COMMITTEES
Our Board has four standing committees: Audit; Compensation; Nominating and Corporate Governance; and Risk. The specific membership of each committee allows us to take advantage of our directors’ diverse skill sets, which enables deep focus on committee matters.
Each of our committees:
•
Operates pursuant to a written charter (available on our website at www.howardhughes.com under the “Investors” tab);

•
Reviews its charter annually; and

•
Evaluates its performance annually.

The Company’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing committees and our Board considers the potential effect of any matter on our reputation.

16 \ The Howard Hughes Corporation ● investor.howardhughes.com

The Board, its Committees and its Compensation
AUDIT	Meetings in 2021: 6
All Independent	Key Responsibilities
•Steven Shepsman • Beth Kaplan • Allen Model • Anthony Williams
•
Pre-approving auditing services, internal control-related services and permitted non-audit services to be performed for the Company by the independent registered public accounting firm

•
Reviewing and discussing with management and the independent registered public accounting firm financial statement and disclosure matters

•
Reviewing the findings and recommendations of the Company’s independent registered public accounting firm and management’s response to the recommendations of that firm

•
Reviewing and discussing with management and the independent registered public accounting firm the Company’s significant financial and accounting risk exposure

•
Overseeing the internal audit function

•
Overseeing compliance with applicable legal and regulatory requirements as it relates to financial reporting

•
Establishing “whistleblower” procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters

Key Skills and Experiences Represented
• Audit, tax, accounting • Preparation or oversight of financial statements • Compliance • Risk management • Public policy and government relations
Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that Mr. Shepsman meets the requirements of an “audit committee financial expert” as defined by the rules of the Securities Exchange Act of 1934 (the “Exchange Act”).
COMPENSATION	Meetings in 2021: 5
All Independent	Key Responsibilities
•R. Scot Sellers • William Ackman • Mary Ann Tighe
•
Evaluating the performance of and determining the compensation for the Company’s executive officers, including its Chief Executive Officer

•
Reviewing, approving and recommending to the Board the Company’s annual and long-term incentive plans and programs

•
Reviewing and approving employment and other contracts relating to compensation with the Company’s executive officers

•
Reviewing director compensation policies, objectives and programs and approving the form and amount of director compensation

•
Reviewing with management and approving the Compensation Discussion and Analysis to be included in the Company’s proxy statement

Key Skills and Experiences Represented
• Setting executive compensation • Evaluating executive and Company-wide compensation programs • Human capital management

Proxy Statement for the 2022 Annual Meeting of Stockholders / 17

The Board, its Committees and its Compensation
NOMINATING AND CORPORATE GOVERNANCE	Meetings in 2021: 5
All Independent	Key Responsibilities
•Beth Kaplan •Jeffrey Furber • Adam Flatto • Steven Shepsman • Mary Ann Tighe • Anthony Williams
•
Developing and recommending corporate governance guidelines applicable to the Board and the Company’s employees

•
Developing criteria and qualifications for directors to be used in identifying, reviewing and selecting director candidates

•
Identifying and recommending diverse individuals qualified to be directors

•
Reviewing relationships between directors, the Company and members of management and recommending to the Board whether directors are independent

•
Recommending committee composition and assignments

Key Skills and Experiences Represented
• Corporate governance • Current and prior public company board service
RISK	Meetings in 2021: 5
All Independent	Key Responsibilities
•Allen Model • Beth Kaplan • R. Scot Sellers • Steven Shepsman
•
Assisting the full Board in the assesment and evaluation of critical risks

•
Approving the Company’s enterprise-wide, risk management framework

•
Reviewing policies and procedures established and implemented by management to understand general enterprise and related business risk inherent in the Company’s business

•
Providing strategic consultation and input to management to assist management in evaluating policies and practices that provide the framework to ensure operational efficiency and necessary controls for operational and other risks

•
Identifying which risks should be elevated to the full Board for assessment

•
Overseeing the delegation of risk-related responsibilities to each Board Committee

•
Meeting periodically with management to discuss certain business opportunities and help determine whether additional resources should be allocated for development and subsequent presentation to the full Board

Key Skills and Experiences Represented
• Understanding of how risk is undertaken, mitigated and controlled • Real estate, retail and entertainment operating experience
Commitment of Our Board – 2021	2021 Meetings
Board	11
Audit	6
Compensation	5
Nominating and Corporate Governance	5
Risk	5
Executive Sessions of Independent Directors without Management	4

18 \ The Howard Hughes Corporation ● investor.howardhughes.com

The Board, its Committees and its Compensation
BOARD AND COMMITTEE EVALUATIONS
We recognize the critical role that the Board and committee evaluations play in ensuring the effective functioning of our Board. It is important to take stock of Board, committee and director performance, and to solicit and act upon feedback from each member of our Board. To this end, our Nominating and Corporate Governance Committee is responsible for evaluating the performance of our Board annually, and each of our Board’s committees also conducts an annual self-evaluation.
Evaluations – A Multi-Step Process
The Nominating and Corporate Governance Committee periodically reviews the format of the Board and committee evaluation process to ensure that actionable feedback is solicited on the operation of the Board and director performance. In addition, the Nominating and Corporate Governance Committee believes it is important to periodically have an independent third party complete the annual Board and committee evaluations.

• Questionnaire	Evaluation questionnaire provides director feedback on an unattributed basis
• One-on-One Discussions
Every third year, the Nominating and Corporate Governance Committee engages an independent third party to conduct one-on-one discussions with each director to solicit additional feedback and provide individual feedback

• Board Summary	Summary of Board and committee evaluation results provided to the full Board
• Feedback Incorporated	Policies and practices updated as appropriate as a result of director feedback
2021 DIRECTOR COMPENSATION
ANNUAL COMPENSATION
The table below summarizes the Company’s non-employee director compensation program.
Total
Board Service:
Annual Retainer ($145,000 Restricted Stock Award and $75,000 Cash)	$220,000
Committee Service:
Annual Audit Committee Chair Retainer	$30,000
Annual Audit Committee Member Retainer	$15,000
Annual Compensation Committee Chair Retainer	$15,000
Annual Compensation Committee Member Retainer	$5,000
Annual N&CG Committee Chair Retainer	$12,500
Annual N&CG Committee Member Retainer	$5,000
Annual Risk Committee Chair Retainer	$12,500
Annual Risk Committee Member Retainer	$5,000
Under our director compensation program, the annual retainer for Board service is payable $145,000 in restricted stock and $75,000 in cash. A director may elect to receive up to all of his or her cash retainer in restricted stock. The restricted stock vests on the earlier of the next annual meeting of stockholders or June  1 in the following calendar year.
The Company also reimburses directors for all expenses incurred in attending Board and Board committee meetings. A director who is, or becomes, an employee of the Company does not receive additional compensation for serving as a director.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 19

The Board, its Committees and its Compensation
DIRECTOR COMPENSATION TABLE
The table below sets forth the compensation earned by each of the Company’s non-employee directors during 2021.
Name(1)	Fees Earned or Paid in Cash ($)(2)	Restricted Stock Awards ($)(3)	Total ($)
William Ackman(4)	–	–	–
Adam Flatto	80,000	145,000	225,000
Jeffrey Furber	87,500	145,000	232,500
Beth Kaplan	95,000	145,000	240,000
Allen Model	107,500	145,000	252,500
R. Scot Sellers	100,000	145,000	245,000
Steven Shepsman	115,000	145,000	260,000
Mary Ann Tighe	80,000	145,000	225,000
Anthony Williams(5)	68,792	108,750	177,542

(1)
David O’Reilly, a director and Chief Executive Officer of the Company, is not included in this table because he is an employee of the Company and received no additional compensation for his service as a director. The compensation earned by Mr. O’Reilly as an employee of the Company during 2021 is shown below under “Executive Compensation – Summary Compensation Table.”

(2)
Ms. Tighe, Mr. Furber, Mr. Model and Mr. Sellers elected to receive $75,000 of their annual cash retainer in the form of a restricted stock award. Mr. Shepsman elected in June 2021 to receive $75,000 of his annual cash retainer in the form of cash, $37,500 of which applies in calendar year 2021.

(3)
Represents the aggregate grant date fair value of restricted stock granted to the Company’s non-employee directors (exclusive of amounts described in footnote 2 above). The dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), Compensation – Stock Compensation, and exclude the effect of estimated forfeitures. As of December 31, 2021, the number of shares of restricted stock held by each of the non-management directors was as follows: Mr. Flatto (1,459), Mr. Furber (2,215), Ms. Kaplan (1,459), Mr. Model (2,215), Mr. Sellers (2,215), Mr. Shepsman (1,459), Ms. Tighe (2,215) and Mr. Williams (1,459). As noted above, the numbers in this column do not include annual cash retainers that certain directors elected to take in restricted stock.

(4)
Mr. Ackman has waived all compensation relating to his service as a director of the Company and has not been awarded any equity compensation.

(5)
Mr. Williams joined the Board effective February 1, 2021, and the compensation he earned for service on the Board and Audit Committee during 2021 was prorated accordingly.

STOCK OWNERSHIP GUIDELINES
The stock ownership guidelines for non-management directors and officers were adopted to align their interests with those of the Company’s stockholders and strengthen the Company’s commitment to sound corporate governance. The stock ownership guidelines provide that (a) each non-management director who was a member of the Board prior to May 14, 2013, is required to own shares of Company common stock with a value equal to five times the original annual retainer ($112,000) for Board service within five years of the date of appointment, and (b) each non-management director appointed on or after May 14, 2013, is required to own shares of Company common stock with a value equal to five times the annual retainer for Board service in effect on May 14, 2013 ($165,000), within five years of the date of appointment. In determining whether a director has met the minimum stock ownership guidelines, shares of common stock of the Company and restricted stock of the Company will be, in each case, valued based upon the closing price of the Company’s common stock on the applicable determination date. As of March 30, 2022, each director was compliant with the stock ownership guidelines.

20 \ The Howard Hughes Corporation ● investor.howardhughes.com

Security Ownership of Directors, Executive
Officers and Certain Beneficial Holders
The tables below provide information regarding the beneficial ownership of the Company’s common stock as of March 30, 2022, by:
•
each director of the Company;

•
each of the named executive officers set forth in the Summary Compensation Table below;

•
all directors and executive officers as a group; and

•
each beneficial owner of more than 5% of the Company’s common stock.

The table below lists the number and percentage of shares beneficially owned based on 52,475,909 shares of common stock outstanding as of March 30, 2022. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, the Company believes each stockholder named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

DIRECTORS AND EXECUTIVE OFFICERS
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage
William Ackman(1)	13,620,164	26.0%
Adam Flatto(2)(3)	24,908	*
Jeffrey Furber(3)	27,962	*
Beth Kaplan(3)	7,916	*
Allen Model(3)	22,852	*
R. Scot Sellers(3)	40,267	*
Steven Shepsman(3)(4)	20,700	*
Mary Ann Tighe(3)(5)	40,267	*
Anthony Williams(3)	1,867	*
David O’Reilly(6)	114,695	*
L. Jay Cross(7)	18,560	*
Peter Riley(8)	47,085	*
Saul Scherl(9)	64,522	*
Correne Loeffler(10)	—	—
All directors and executive officers as a group (21 persons)		26.9%

*
Less than 1%.

(1)
Mr. Ackman, who is a director of the Company, may be deemed to be the beneficial owner of the 13,620,164 shares by virtue of his position as Chief Executive Officer of Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”), the investment advisor to the Pershing Square Funds (as defined below) and as managing member of PS Management GP, LLC, a Delaware limited liability company (“PS Management”), the general partner of Pershing Square. Pershing Square’s principal business is to serve as investment advisor to certain affiliated funds, including Pershing Square, L.P., a Delaware limited partnership (“PS”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PS International”), and Pershing Square Holdings, Ltd, a limited liability company incorporated in Guernsey (“PSH” and together with PS and PS International, the “Pershing Square Funds”). Mr. Ackman disclaims beneficial ownership of these except to the extent of his pecuniary interest therein.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 21

Security Ownership of Directors, Executive Officers and Certain Beneficial
Holders
(2)
Includes 3,000 shares that are held by AF Services Money Purchase Plan. Mr. Flatto may be deemed to be the beneficial owner of such shares by virtue of his interest in the plan.

(3)
Includes shares of restricted stock for which the following directors have sole voting power, but no dispositive power: Mr. Flatto (1,459), Mr. Furber (2,215), Ms. Kaplan (1,459), Mr. Model (2,215), Mr. Sellers (2,215), Mr. Shepsman (1,459), Ms. Tighe (2,215) and Mr. Williams (1,459). These shares of restricted stock are expected to vest on May 26, 2022.

(4)
Includes 9,005 shares held by Sam De Realty II, L.P. (“Sam De Realty”), a limited partnership for which Mr. Shepsman is the general partner. By virtue of his position as general partner of Sam De Realty, Mr. Shepsman may be deemed to be the beneficial owner of such shares.

(5)
Includes 19,495 shares that were purchased by Ms. Tighe’s husband. By virtue of this relationship, Ms. Tighe may be deemed to be the beneficial owner of such shares.

(6)
Includes: (a) 986 shares of time-based restricted stock and 4,927 shares of performance-based restricted stock granted to Mr. O’Reilly in February 2018 for which he has sole voting power, but no dispositive power; (b) 2,084 shares of time-based restricted stock and 5,210 shares of performance-based restricted stock granted to Mr. O’Reilly in February 2019 for which he has sole voting power, but no dispositive power; (c) 3,155 shares of time-based restricted stock and 5,259 shares of performance-based restricted stock granted to Mr. O’Reilly in February 2020 for which he has sole voting power, but no dispositive power; (d) 9,281 shares of time-based restricted stock and 11,601 shares of performance-based restricted stock granted to Mr. O’Reilly in November 2020 for which he has sole voting power, but no dispositive power; (e) 6,352 shares of time-based restricted stock and 7,940 shares of performance-based restricted stock granted to Mr. O’Reilly in February 2021 for which he has sole voting power, but no dispositive power; and (f) 50,125 shares purchased pursuant to a warrant agreement in October 2016, which became exercisable after the 5 1∕2 year anniversary (April 7, 2022) of the date of purchase.

(7)
Includes 7,424 shares of time-based restricted stock and 9,280 shares of performance-based restricted stock granted to Mr. Cross in November 2020 for which he has sole voting power, but no dispositive power.

(8)
Includes: (a)  10,000 shares of time-based restricted stock granted to Mr. Riley in November 2017 in connection with entering into his new employment agreement with the Company for which he has sole voting, but not dispositive power; (b) 657 shares of time-based restricted stock and 3,285 shares of performance-based restricted stock granted to Mr. Riley in February 2018 for which he has sole voting power, but no dispositive power; (c) 1,390 shares of time-based restricted stock and 3,473 shares of performance-based restricted stock granted to Mr. Riley in February 2019 for which he has sole voting power, but no dispositive power; (d) 1,913 shares of time-based restricted stock and 3,187 shares of performance-based restricted stock granted to Mr. Riley in February 2020 for which he has sole voting power, but no dispositive power; (e) 3,388 shares of time-based restricted stock and 4,324 shares of performance-based restricted stock granted to Mr. Riley in February 2021 for which he has sole voting power, but no dispositive power.

(9)
Includes: (a) 411 shares of time-based restricted stock and 2,053 shares of performance-based restricted stock granted to Mr. Scherl in February 2018 for which he has sole voting power, but no dispositive power; (b) 2,439 shares of time-based restricted stock and 2,171 shares of performance-based restricted stock granted to Mr. Scherl in February 2019 for which he has sole voting power, but no dispositive power; (c) 2,390 performance-based restricted stock granted to Mr. Scherl in February 2020 in connection with his new compensation package of which he has sole voting, but not dispositive power; (d) 25,000 shares of performance-based restricted stock granted to Mr. Scherl in December 2020 in connection with his amended compensation package of which he has sole voting, but not dispositive power; (e) 1,588 shares of time-based restricted stock and 3,176 shares of performance-based restricted stock granted to Mr. Scherl in February 2021 for which he has sole voting power, but no dispositive power; (f) 3,332 shares of time-based restricted stock granted to Mr. Scherl in January 2022 for which he has sole voting power, but no dispositive power; and (g) 3,215 shares of performance-based restricted stock granted to Mr. Scherl in February 2022 for which he has sole voting power, but no dispositive power.

(10)
As of the date of Ms. Loeffler’s separation from the Company. No equity was granted to Ms. Loeffler by the Company in connection with her employment with the Company.

In October 2016, Mr. O’Reilly purchased a warrant from the Company to acquire 50,125 shares in exchange for a fair market value purchase price of $1.0 million. The purchase price of the warrant and the number of shares issuable upon exercise was determined by the Board based upon the advice of Houlihan Lokey, an independent third-party valuation adviser. The exercise price of the warrant and the shares underlying the warrant is $112.08, which was the closing trading price of the Company’s common stock on the NYSE on October 6, 2016.
The warrant fully vested at the time of purchase. In accordance with Rule 13d-3 of the Exchange Act, the shares of Company common stock underlying the warrant issued to Mr. O’Reilly in 2016 are not included in the table above because the warrant is not exercisable within 60 days of the date of the information provided in the table.

22 \ The Howard Hughes Corporation ● investor.howardhughes.com

Security Ownership of Directors, Executive Officers and Certain Beneficial
Holders
FIVE-PERCENT HOLDERS
The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities, other than directors and officers of the Company, known by the Company to beneficially own 5% or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by each entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and 52,475,909 shares of common stock outstanding on March 30, 2022.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Pershing Square(1) 787 Eleventh Avenue, 9th Floor New York, New York 10019	13,620,164	26.0%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,912,884	11.3%
Baillee Gifford & Co.(3) Calton Square, 1 Greenside Row Edinburgh EH1 3AN, Scotland, United Kingdom	3,471,556	6.6%

(1)
According to a Schedule 13D/A filed by (i) Pershing Square, (ii) PS Management and (iii) William Ackman (collectively, the “Pershing Reporting Persons”) with the SEC on January 11, 2021 and a Form 4 filed by the Pershing Reporting Persons with the SEC on September 8, 2021. The Pershing Reporting Persons share voting and investment power with respect to these shares.

(2)
According to a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2022. Vanguard has shared voting power with respect to 19,570 shares of our common stock, sole dispositive power with respect to 5,856,886 shares of our common stock and shared dispositive power with respect to 55,998 shares of our common stock.

(3)
According to a Schedule 13G/A filed by Baillie Gifford & Co (“Baillie Gifford”) with the SEC on January 27, 2022, Baillie Gifford has sole voting power of 2,829,122 shares of our common stock and sole dispositive power with respect to 3,471,556 shares of our common stock.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 23

Section 16(a) Beneficial Ownership Reporting
Compliance
Compliance with Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during the fiscal year ended 2021, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were in compliance with Section 16(a) except for eight Form 4s covering one transaction filed late by Messrs. James Carman (President, Houston Region), Adam Flatto (Director), Jeffrey Furber (Director), Steven Shepsman (Director), Michael Striph (EVP, Head of Operations), and Ms. Mary Ann Tighe (Director), and two transactions filed late by Mr. Anthony Williams (Director).

Compensation Committee Interlocks and
Insider Participation

Messrs. Ackman and Sellers and Ms. Tighe served on the Compensation Committee in 2021. None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2021, none of the Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or the Company’s Compensation Committee.

24 \ The Howard Hughes Corporation ● investor.howardhughes.com

Related-Party Transactions and Certain
Relationships
RELATED-PARTY TRANSACTIONS POLICY
The Company has adopted a written policy relating to the approval of related-party transactions. Under this policy, the Audit Committee reviews certain financial transactions, arrangements and relationships between the Company and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related-party transaction:
•
any director, director nominee or executive officer of the Company;

•
any beneficial owner of more than 5% of the Company’s outstanding stock; and

•
any immediate family member of any of the foregoing.

Audit Committee review is required for any financial transaction, arrangement or relationship that:
•
involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;

•
would cast doubt on the independence of a director;

•
would present the appearance of a conflict of interest between the Company and the related party; or

•
is otherwise prohibited by law, rule or regulation.

The Audit Committee reviews each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, cancelling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with the Company. Any member of the Audit Committee who is a related party with respect to a transaction under review is not permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee reports its action with respect to any related-party transaction to the Board.

TRANSACTIONS IN CONNECTION WITH THE SPIN-OFF
Pursuant to the plan of reorganization of General Growth Properties, Inc. (“GGP”), GGP entered into agreements with each of certain affiliates of Brookfield Asset Management (“Brookfield”), Fairholme Fund and Fairholme Focused Income Fund (collectively, “Fairholme”) and Pershing Square pursuant to which these entities purchased an aggregate of $250.0 million of Company common stock at the effective time of the spin-off. At the effective time of the spin-off, the Company also entered into (a) warrant agreements, registration rights agreements and stockholders agreements with each of Brookfield, Fairholme and Pershing Square, (b) a registration rights agreement with General Trust Company and (c) a standstill agreement with Pershing Square. The agreements between the Company and Fairholme terminated in 2012 after the Company purchased its outstanding warrants. The agreements between Brookfield and the
Company terminated in 2013 after Brookfield disposed of all of its shares of the Company. The agreement between General Trust Company and the Company terminated in 2015 after General Trust Company disposed of all of its shares of the Company. The stockholder agreement and standstill agreement between Pershing Square and the Company each automatically terminated in 2018 after Pershing Square’s beneficial ownership fell below the minimum thresholds set forth in the agreements. The key terms of the registration rights agreement between Pershing Square and the Company that remains effective are summarized below. See “Security Ownership of Directors, Executive Officers and Certain Beneficial Holders – Five-Percent Holders” for the current beneficial ownership of Company common stock held by Pershing Square.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 25

Related-Party Transactions and Certain Relationships
Registration Rights Agreement
In November 2010, the Company entered into a registration rights agreement with Pershing Square with respect to Company common stock held by Pershing Square. The agreement with Pershing Square requires the Company to maintain a shelf registration statement covering the shares held by Pershing Square. Additionally, Pershing Square may require the Company to:
•
register shares of Company common stock held by them having an estimated aggregate fair market value of at least $25.0 million;

•
undertake up to three underwritten offerings, but no more than one underwritten offering during any 12-month period; and

•
include shares of Company common stock held by them in any registration statement whenever the Company proposes to register shares of its common stock.

The Company has agreed to pay all expenses, other than underwriting discounts and commissions, in connection with the registration rights agreement, including legal and accounting fees incurred by the Company, printing costs and the fees of one law firm for the selling stockholder. Additionally, the Company has agreed to indemnify these stockholders against certain liabilities, including liabilities under the federal securities laws.

TRANSACTIONS AFTER THE SPIN-OFF
O’Reilly Warrant
In October 2016, Mr. O’Reilly purchased a warrant from the Company to acquire 50,125 shares in exchange for a fair market value purchase price of $1.0 million. The purchase price of the warrant and the number of shares issuable upon exercise was determined by the Board based upon the advice of Houlihan Lokey, an independent third-party valuation adviser. The exercise price of the warrant is $112.08, which was the closing trading price of the Company’s common stock on the NYSE on October 6, 2016. The warrant became exercisable after the 5 1∕2 year anniversary (April 7, 2022) of the date of purchase.
Pershing Square Purchase of Common Stock
On March 27, 2020, the Company offered 2,000,000 shares of common stock to the public at $50.00 per share and granted the underwriters an option to purchase up to an additional 300,000 shares of common stock at the same price. The underwriters partially exercised their option and purchased an additional 270,900 shares. Concurrently, the Company entered into a purchase agreement with Pershing Square Capital Management, L.P., a Delaware limited partnership ("Pershing Square"), acting as investment advisor to funds that it manages, including Pershing Square Holdings, Ltd., Pershing Square International, Ltd., and Pershing Square, L.P. (collectively, the "Pershing Square Funds"), pursuant to which the Pershing Square Funds agreed to purchase, at the same price as the public offering price and at the same time as the closing of the offering, an aggregate of
10,000,000 shares of the Company's common stock (the “Pershing Square Stock Purchase Agreement”). Prior to execution and in accordance with the Company’s Related-Party Transaction Policy, the Audit Committee reviewed and approved the Pershing Square Stock Purchase Agreement.
In addition, we are a Delaware corporation, and Section 203 of the Delaware General Corporation Law (“DGCL”) applies to us. In general, Section 203 prevents an interested stockholder from engaging in certain business combinations with us for three years following the date that person becomes an interested stockholder subject to certain exceptions. The statute generally defines interested stockholder as any person that is the owner of 15% or more of the outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of outstanding voting stock at any time within the three-year period immediately before the date of determination.
In connection with the foregoing transactions the Board amended its Company’s Corporate Governance Guidelines to reflect that it would grant a waiver of the applicability of Section 203 of the DGCL to any stockholder acquiring up to 40% of the Company’s outstanding voting stock upon the request of such stockholder, subject to the Board’s fiduciary duties and applicable law.
In connection with the Pershing Square Stock Purchase Agreement, the Board (excluding Mr. Ackman (CEO of Pershing Square) and Allen Model (Pershing Square advisory board member)) unanimously approved the foregoing transactions and a waiver of the applicability of the provisions of Section 203 of the DGCL to the Pershing Square Funds and Mr. Ackman.

26 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proposal No. 1 – Election of Directors
The Company’s bylaws provide that the number of directors will be determined by the Board from time to time. As of the date of this proxy statement, the Board consists of 10 directors. Jeff Furber has decided not to stand for re-election after the end of his current term. Mr. Furber is a talented business leader and we thank him for his valuable contribution to the success of our Company.
Each director nominee identified below is an incumbent director whose nomination to serve on the Board was recommended by the Nominating and Corporate Governance Committee and approved by the Board. Each director nominee, if elected, will serve until the 2023 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, incapacity, resignation, retirement, disqualification or removal from office. Each of the director nominees has consented to being named in this proxy statement and to serve as a director if elected.
The primary qualities and characteristics nominees to the Board should possess are strong business expertise and, in particular, experiences and expertise with regard to real estate development and management, capital markets, retail and entertainment, marketing, technology, financial reporting, risk management, business strategy, public policy and government relations, and ESG. All nine of the nominees possess several of these attributes. The specific experiences, qualifications, attributes and skills of each individual leading to his or her nomination are included in the individual discussions below.
A director is elected by a majority of votes cast “for” his or her election at a meeting at which a quorum is present.

WILLIAM A. ACKMAN Age 55 Chairman and independent director since November 2010 Committees • Compensation
Background
Bill Ackman has served as Chairman of the Board since November 2010. Mr. Ackman is the CEO of Pershing Square Capital Management, L.P., an investment firm he founded in 2003. Mr. Ackman has also served as the Chairman and CEO of Pershing Square Tontine Holdings, Ltd. (NYSE: PSTH), a special purpose acquisition company, since May 2020. He is a member of the Investors Advisory Committee on Financial Markets for the Federal Reserve Bank of New York, and a member of the Board of Dean’s Advisors of the Harvard Business School. He served as a director of Bausch Health Companies Inc. from March 2016 to May 2017.  Mr. Ackman is co-trustee of the Pershing Square Foundation, a family foundation. Mr. Ackman received an MBA from the Harvard Business School and a Bachelor of Arts magna cum laude from Harvard College.
Qualifications
Mr. Ackman’s management experience, his service on boards of directors of public companies, and his investment experience in public and private companies and real estate provide him with valuable insights and perspectives that can assist the Company and the Board.
ADAM FLATTO Age 59 Independent director since November 2010 Committees • Nominating and Corporate Governance
Background
Adam Flatto has served as a director since November 2010. Mr. Flatto is the President and Chief

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Proposal No. 1 – Election of Directors
Executive Officer of The Georgetown Company, a privately held real estate investment and development company based in New York City. Mr. Flatto has been with The Georgetown Company since 1990 and during that time has been involved with the development, acquisition and ownership of over 20 million square feet of commercial and residential real estate projects throughout the United States. These have included a wide array of projects ranging from large-scale office buildings, movie theaters, hotels, apartment buildings, mixed-use master planned communities and others. Mr. Flatto is also a Principal of RocaPoint Partners, a privately held real estate investment and development firm based in Atlanta, Georgia. Mr. Flatto is a trustee and board member of several civic and cultural institutions. He is Co-Chairman of the Park Avenue Armory and Co-Chairman of the Robin Hood Housing Advisory Board. He is also Chairman of the Board of the Center for Global Risk and Security at the RAND Corporation, a trustee of the Wexner Center for the Arts, and of Works & Process based at the Guggenheim Museum in NYC. Mr. Flatto received his BA magna cum laude from Brown University with honors in Economics and received his MBA from the Wharton School (University of Pennsylvania).
Qualifications
Mr. Flatto’s extensive real estate development and management experience provides the Board with key insight into operations and strategic planning matters.
BETH KAPLAN Age 64 Independent director since December 2017 Committees • Audit • Nominating and Corporate Governance (Co-Chair) • Risk
Background
Beth Kaplan has served as a member of the Board since December 2017. She is the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies. Ms. Kaplan served as President and Chief Operating Officer at Rent the Runway, Inc. from 2013 to 2015 and continues to serve on its board of directors. Previously, Ms. Kaplan served as President and Chief Merchandising and Marketing Officer, and as a director, at General Nutrition Centers (“GNC”) from 2008 to 2011, where she played an integral role in GNC’s 2011 initial public offering. Prior to GNC, Ms. Kaplan served as Executive Vice President and General Manager at Bath & Body Works, LLC from 2002 to 2005, Executive Vice President of Marketing and Merchandising at Rite Aid Corporation from 1996 to 1999, and President and General Manager of the U.S. Cosmetics and Fragrance division at The Procter & Gamble Company. Ms. Kaplan served as a director of Meredith Corporation, a publicly traded media conglomerate, from January 2017 until December 2021; and served as a director of Empower, Ltd, a publicly traded special purpose acquisition company from October 2020 until July 2021. Ms. Kaplan has served as a member of the board of directors of (i)  Rent the Runway, Inc., a publicly traded apparel company, since October 2021 and serves as Chair of its Compensation Committee and is a member of its Audit Committee; (ii) Crocs, Inc., a publicly traded global footwear company, since January 2020 and is a member of its Compensation Committee and Governance and Nominating Committee; and (iii)  Brilliant Earth Group, Inc., a publicly traded jewelry company, since September 2021 and serves as Chair of its Compensation Committee.
Qualifications
Ms. Kaplan’s valuable industry experience leading top female brands enables her to provide the Board with key insight into operational, marketing and digital matters.
Other current public company boards
•
Crocs, Inc.

•
Brilliant Earth Group, Inc.

•
Rent the Runway, Inc.

ALLEN MODEL Age 76 Independent director since November 2010 Committees • Audit • Risk (Chair)
Background
Allen Model has served as a director since November 2010. Mr. Model is the Co-Founder of Overseas Strategic Consulting, Ltd. (“OSC”) and served as Treasurer and Managing Director of OSC from 1992 until his retirement from those positions in November 2010, at which time he continued to hold a passive interest in OSC and the title of “Founder Emeritus.” In the spring of 2017, he resumed an active role as Treasurer and Vice Chairman of OSC. OSC is an

28 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proposal No. 1 – Election of Directors
international consulting firm that provides public information services to clients worldwide, including the United States Agency for International Development, The World Bank, The Asian Development Bank and host governments. Since 1988, Mr. Model has also been a private investor for Model Entities, which manages personal and family portfolios. Mr. Model currently serves as a director of Q’ligent, a private company that provides software management tools for broadcasting companies. Mr. Model served as a director from October 2010 to April 2017 for NetBoss Technologies, Inc., a company that provides software management tools for telecommunications companies; and served as a director of Anchor Health Properties, a real estate partnership that develops medically related properties, from 1990 until 2015, and Sinewave Energy Technologies, Inc., a company that produced energy saving devices in lighting space, from 1994 until 2011. Mr. Model served as a director of three publicly traded companies: Blue Ridge Real Estate Company, a land development company, from 1975 to 2002; Big Boulder Corp., a land development company linked to Blue Ridge, from 1975 to 2002; and MetroWest Bank, from 1990 to 2001, in each case serving on (among others) the Audit Committee.
Qualifications
Mr. Model’s consulting and investment experience as well as his service on boards of directors of both public and private companies provide him with knowledge in corporate strategy and investment expertise that will benefit the Board.
DAVID O’REILLY Age 47 Director since December 2020 Committees • None
Background
David O’Reilly has served as a director since December 2020. He served as the Company’s Chief Financial Officer from October 2016 to April 2021 and President from June 2020 to November 2020. Mr. O’Reilly was appointed Interim Chief Executive Officer in September 2020 and was officially promoted to Chief Executive Officer in December 2020. As Chief Executive Officer, he is responsible for managing our business operations and overseeing the senior members of our management team. Prior to joining the Company, Mr. O’Reilly served as Executive Vice President, Chief Investment Officer of Parkway Properties, Inc., a NYSE-traded real estate investment trust focused on office properties, from November 2011 through October 2014, and was appointed interim Chief Financial Officer in May 2012 until he was appointed Chief Financial Officer in August 2012. Previously, Mr. O’Reilly served as Executive Vice President of Banyan Street Capital and as Director of Capital Markets for Eola Capital LLC. He served in the investment banking industry as Senior Vice President of Barclays Capital Inc. and in a similar capacity for Lehman Brothers. During his career, Mr. O’Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and various transactions involving commercial mortgage backed securities. Mr. O’Reilly also has served as an independent trustee on the board of Kite Realty Group Trust, a publicly traded REIT, since 2013.
Qualifications
Mr. O’Reilly’s extensive financial and strategic experience in the real estate industry, as well as his executive leadership experience, make him particularly suited to provide guidance to the Board and serve as a bridge between the Board and our executive officers.
Other current public company boards
•
Kite Realty Group Trust

R. SCOT SELLERS Age 65 Independent director since November 2010 Committees • Compensation (Chair) • Risk
Background
R. Scot Sellers has served as a director since November 2010 and brings to the Board the expertise of a 40-year career in the real estate industry. From January 1997 until February 2013, Mr. Sellers served as the Chief Executive Officer of Archstone, one of the world’s largest apartment companies. He also served as Archstone’s Chief Investment Officer from 1995 until January 1997. Under his leadership, Archstone moved from being a mid-sized owner of apartments in secondary and tertiary cities to the largest publicly traded owner of urban high-rise apartments in the nation’s premier cities with a market capitalization of more than $22 billion. During his career, Mr. Sellers has been responsible for the development, acquisition and operation of over $40 billion of apartment communities

Proxy Statement for the 2022 Annual Meeting of Stockholders / 29

Proposal No. 1 – Election of Directors
in over 50 different cities across the United States. In addition, Mr. Sellers served as the chairman of the National Association of Real Estate Investment Trusts from November 2005 until November 2006 and on the International Board of Directors of Habitat for Humanity from June 2013 through November 2020. He currently serves on the board of two privately held companies: The Irvine Company and Milhaus LLC. Mr. Sellers has also served as a member of the board of directors of Inspirato LLC, a publicly traded hospitality company, since February 2022, and is a member of its Compensation Committee and Nominating and Corporate Governance Committee.
Qualifications
Mr. Sellers’ extensive experience in the real estate industry, evidenced by the broad growth of Archstone under his leadership and his dedicated board and committee service within the industry, provide him with valuable industry-specific insight, knowledge and expertise, making him particularly suited to provide guidance to the Board.
Other current public company boards
•
Inspirato LLC

STEVEN SHEPSMAN Age 69 Independent director since November 2010 Committees • Audit (Chair) • Nominating and Corporate Governance • Risk
Background
Steven Shepsman has served as a director since November 2010. Mr. Shepsman is an Executive Managing Director and Founder of New World Realty Advisors, a real estate investment and advisory firm specializing in real estate restructurings, development and finance. Mr. Shepsman has been with New World Realty Advisors since 2009. Since May 2018 and through December 2019, Mr. Shepsman served as a director of Spirit MTA REIT, a publicly traded real estate investment trust. Upon its election to convert to a non-traded liquidating trust, Mr. Shepsman became a Liquidating Trustee. Previously, as a principal in a real estate fund, Mr. Shepsman had oversight responsibility for the fund’s due diligence and acquisition of investment platforms, and with subsequent asset acquisitions, financings and dispositions. Mr. Shepsman served as a director of Rouse Properties, Inc. from January 2012 to May 2013. Earlier in his career, Mr. Shepsman was a managing partner of Kenneth Leventhal and Company and of Ernst & Young’s Real Estate Practice. Mr. Shepsman is a trustee of The University of Buffalo Foundation where he chairs its Properties Committee and is a member of the Dean’s Advisory Council for its School of Management.
Qualifications
Mr. Shepsman’s extensive professional accounting and financial expertise, including in the real estate industry, enable him to provide key contributions to the Board on financial, accounting, corporate governance and strategic matters.
MARY ANN TIGHE Age 73 Independent director since October 2011 Committees • Compensation • Nominating and Corporate Governance
Background
Mary Ann Tighe has served as a director since October 2011. Ms. Tighe has been credited with transforming New York’s skyline during her more than 35 years in the real estate industry. Ms. Tighe has been the Chief Executive Officer of CBRE’s New York Tri-State Region since 2002, a region of 2,500 employees, and served as a director of CBRE in 2013. Ms. Tighe’s deals have anchored more than 14.4 million square feet of new construction in the New York region. From January 2010 through December 2012, Ms. Tighe served as Chair of the Real Estate Board of New York, the first woman to hold this position in its 114-year history and the first broker in 30 years. Ms. Tighe began her real estate career as a broker at the Edward S. Gordon Company, ultimately rising to the position of Vice Chairman of Insignia/ESG, where she was regularly recognized as being among the firm’s top producers. Prior to entering the real estate field, Ms. Tighe served as a Vice President of the American Broadcasting Companies, where she launched the A&E cable channel. Ms. Tighe was also formerly the Deputy Chairman of the National Endowment for the Arts, Arts Advisor to Vice President Walter Mondale, and a staff member of the Smithsonian Institution.

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Proposal No. 1 – Election of Directors
Qualifications
Ms. Tighe’s extensive experience with commercial real estate transactions enables her to provide the Board with key insight into the real estate matters.
Anthony Williams Age 70 Independent director since February 2021 Committees • Audit • Nominating and Corporate Governance
Background
Anthony Williams has served as a director since February 2021. Mr. Williams currently serves as the Chief Executive Officer and Executive Director of Federal City Council, a nonprofit organization dedicated to the advancement of civic life in the nation’s capital, a position he has held since April 2012. He also has served as a Senior Advisor with the law firm King & Spalding in its Government Affairs and Public Policy
practice group since July 2016. Mr. Williams previously served two terms as the mayor of Washington, D.C. from 1999 to 2007, leading the city’s revitalization, restoring its finances and improving city services. As the independent Chief Financial Officer of the District of Columbia from 1995 to 1998, he worked with local officials, the D.C. Financial Control Board, and the U.S. Congress. He has held various positions in federal, state, and local government, including serving as the first CFO for the U.S. Department of Agriculture, a position to which he was appointed by President Bill Clinton and confirmed by the U.S. Senate. Mr. Williams is a veteran of the U.S. Air Force, a fellow of the National Academy of Public Administration and former President of the National League of Cities, and formerly served as a lecturer and faculty member in Public Management at the Harvard Kennedy School of Government’s Ash Center for Democratic Governance and Innovation.
Qualifications
Mr. Williams’ extensive experience with urban development, government relations and financial oversight enables him to provide the Board with key insight into urban development and the related government relations.

✓	The Board recommends a vote FOR each of the nine director nominees listed above.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 31

Proposal No. 2 – Advisory (Non-Binding) Vote on Executive Compensation
The Company believes that its compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of its stockholders. This advisory, non-binding, stockholder vote, as required under Section 14A of the Exchange Act and commonly known as “say-on-pay”, gives you, as a stockholder, the opportunity to vote for or against the Company’s executive compensation program. The next advisory vote on executive compensation will occur at the 2023 Annual Meeting of Stockholders.
The vote on this proposal is not intended to address any specific element of compensation. The vote relates to the compensation of the Company’s named executive officers (“NEOs”), as disclosed under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in this Proxy Statement disclosed pursuant to the compensation disclosure rules of the SEC. Highlights of our executive compensation program and practices include the following:
■
a compensation recovery policy designed to prevent misconduct by any executive officers;

■
no single-trigger change-in-control  arrangements;

■
minimum three-year vesting period for performance-based equity awards;

■
a substantial portion of our long-term equity awards contain meaningful performance hurdles to achieve full vesting;

■
minimum stock ownership guidelines for the Chief Executive Officer, President, Chief Financial Officer and Senior Executive Vice President, General Counsel & Secretary;

■
no tax gross-ups in executive employment agreements or incentive plans; and

■
a general prohibition against short sales, investing in publicly traded options, hedging, pledging and margin accounts and limit orders involving Company securities.

The Board recommends that stockholders vote “FOR” the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

✓	The Board recommends a vote FOR the resolution approving the executive compensation of our NEOs.

32 \ The Howard Hughes Corporation ● investor.howardhughes.com

Proposal No. 3 – Ratification of the Appointment of Ernst & Young LLP
as the Company’s Independent Registered Public Accounting Firm for Fiscal 2022
The Audit Committee has selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for fiscal 2022. SEC regulations and the NYSE corporate governance standards require that the Company’s independent registered public accounting firm be engaged, retained and supervised by the Audit Committee. Although approval or ratification by stockholders of such engagement is not required, the
Company is seeking the stockholders’ ratification of the Audit Committee’s selection of EY because we believe that allowing stockholders to express their view on the matter is good corporate governance. Any failure of the stockholders to ratify the Audit Committee’s selection of EY as the Company’s independent registered public accounting firm would be considered by the Audit Committee in determining whether to engage EY.

✓	The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2022.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. As described above, the Audit Committee has selected EY as the Company’s independent registered public accounting firm for fiscal 2022.
A representative of EY is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 33

Proposal No. 3 – Ratification of the Appointment of Ernst & Young LLP as the
Company’s Independent Registered Public Accounting Firm for Fiscal 2022
INDEPENDENT REGISTERED ACCOUNTING FIRM FEES
The following table presents fees incurred for professional services rendered by EY, the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2021 and December 31, 2020.

	December 31,
	2021	2020
Audit Fees(1)	$2,822,680	$2,660,852
Audit-Related Fees(2)	$140,000	$215,000
Tax Fees(3)	$29,865	$127,898
All Other Fees	−	−
Total Fees	$2,992,545	$3,003,750

(1)
Includes fees and expenses primarily for the audit of the Company’s consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal control over financial reporting, and the reviews of the Company’s consolidated financial statements included in the Forms 10-Q, as well as comfort letters and consents. 2020 Audit Fees include $193,000 for amounts billed following the date of the 2021 annual meeting proxy statement.

(2)
Includes fees for the audits of certain joint ventures and wholly owned subsidiaries of the Company.

(3)
Includes fees for services related to tax compliance, tax advice and tax planning.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee’s policy is to require the pre- approval of all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre- approval requirements under applicable laws and rules)
to assure that the provision of such services does not impair the firm’s independence. All audit and non-audit services were pre-approved by our Audit Committee in accordance with the pre-approval requirements set forth in its charter.

34 \ The Howard Hughes Corporation ● investor.howardhughes.com

Audit Committee Report
The Audit Committee is comprised entirely of independent directors (as defined for members of an audit committee in SEC rules and the NYSE listing standards) and assists the Board in a number of duties. These duties include oversight of the following matters: the integrity of the Company’s financial statements; compliance with legal and certain regulatory requirements; the performance of the internal audit function; and the financial reporting process. In addition, the Audit Committee is directly responsible for the appointment, compensation (including negotiation and approval of the audit fee), retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee appointed Ernst & Young LLP (“EY”) as its independent registered public accounting firm for fiscal 2022. The Audit Committee operates pursuant to a written charter adopted by the Board and reviewed annually by the Audit Committee. A copy of the charter is available on our website at www.howardhughes.com under the Investors tab. The Audit Committee has the resources and authority it deems appropriate to discharge its responsibilities.
The Audit Committee has engaged EY to serve as the Company’s independent accounting firm since 2013. In accordance with SEC rules, the lead audit partner on the Company engagement serves no more than five consecutive years in that role. The current lead partner was appointed in 2020. The Audit Committee and management have direct input into the selection of the lead audit partner. The Audit Committee periodically considers whether the annual audit of the Company’s financial statements should be conducted by another firm.
In determining whether to reappoint EY as the Company’s independent registered public accounting firm for 2022, subject to stockholder ratification, the Audit Committee took into consideration a number of factors. These factors included:
■
the length of time the firm has been engaged by the Company;

■
EY’s familiarity with the Company’s operations and industry, accounting policies, financial reporting process, and internal control over financial reporting;

■
EY’s skills, expertise and independence;

■
the quality of the Audit Committee’s ongoing discussions with EY;

■
a review of external data related to EY’s legal risks and proceedings, audit quality and recent public portions of Public Company Accounting Oversight Board (United States) (the “PCAOB”) reports;

■
an assessment of the professional qualifications of EY, the performance of the lead audit partner and the other professionals on the Company account;

■
the reasonableness of EY’s fees for the services provided to the Company;

■
management’s relationship with EY and its assessment of EY’s performance; and

■
the impact of changing auditors, including the significant time requirement that could distract from management’s focus on reporting and internal controls.

Based on this evaluation, the Audit Committee believes that it is in the best interest of the Company and our stockholders to retain EY as our independent registered public accounting firm for fiscal 2022.
Each member of the Audit Committee is considered financially literate, as defined by the NYSE, and the Board has determined that Mr. Shepsman has the necessary experience to qualify as an “audit committee financial expert” under SEC rules. As determined by the SEC, a person designated as an audit committee financial expert will not be deemed an “expert” for purposes of the federal securities laws. In addition, this designation does not impose on a person any duties, obligations or liabilities that are greater than those otherwise imposed on the person as a member of the Audit Committee and the Board, and does not affect the duties, obligations or liabilities of the Board.
Management is responsible for the Company’s system of internal control over financial reporting and for preparing its consolidated financial statements. EY was responsible for performing independent audits of the

Proxy Statement for the 2022 Annual Meeting of Stockholders / 35

Audit Committee Report
Company’s internal control over financial reporting as of December 31, 2021 and its consolidated financial statements as of December 31, 2021 and for the year then ended, both in accordance with the standards of the PCAOB, and to issue reports thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control.
The Audit Committee reviewed and discussed with both management and EY the results of the independent audits of the Company’s internal control over financial reporting as of December 31, 2021 and its consolidated financial statements as of December 31, 2021 and for the year ended prior to their issuance. During 2021, management advised the Audit Committee that the set of financial statements had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure matters with the Audit Committee. This included discussion with EY of matters required to be discussed by Statement on Auditing Standards No. 16, as amended, as adopted by the PCAOB and SEC Regulation S-X Rule 2-07, Communication with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from EY required by the applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.
Taking all of these reviews and discussions into account, all of the Audit Committee members listed below recommended to the Board that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
Members of the Audit Committee
Steven Shepsman, Chair
Beth Kaplan
Allen Model
Anthony Williams

36 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Officers
The following table sets forth certain information with respect to the Company’s current executive officers:
DAVID O’REILLY CHIEF EXECUTIVE OFFICER AND DIRECTOR Age 47
Background
David O’Reilly is the Chief Executive Officer of the Company, responsible for driving the sustainable growth of the company’s assets and unlocking meaningful long-term value across the Company’s portfolio. He served as the Company’s Chief Financial Officer from October 2016 to April 2021 and its President from June 2020 to November 2020. Mr. O’Reilly was appointed Interim Chief Executive Officer in September 2020, was officially promoted to Chief Executive Officer and has served as a director on our Board in December 2020. As Chief Executive Officer, he is responsible for managing our business operations and overseeing the senior members of our management team. Prior to joining the Company, Mr. O’Reilly served as Executive Vice President and Chief Investment Officer of Parkway Properties, Inc., a NYSE-traded real estate investment trust focused on office properties, from November 2011 through October 2014, and was appointed interim Chief Financial Officer in May 2012 until he was appointed Chief Financial Officer in August 2012. Previously, Mr. O’Reilly served as Executive Vice President of Banyan Street Capital and as Director of Capital Markets for Eola Capital LLC. He served in the investment banking industry as Senior Vice President of Barclays Capital Inc. and in a similar capacity for Lehman Brothers. During his career, Mr. O’Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and various transactions involving commercial mortgage-backed securities. Mr. O’Reilly currently serves as an independent trustee of Kite Realty Group Trust, a publicly traded REIT, since 2013.
Mr. O’Reilly earned a B.S. in Civil Engineering from Tufts University and his M.B.A. from Columbia University.
L. JAY CROSS PRESIDENT Age 69
Background
L. Jay Cross joined the Company in December 2020 as President and is responsible for overseeing the Company’s acclaimed portfolio of master planned communities and mixed-use developments. With decades of experience in the real estate industry, as well as with professional sports franchises, he has been responsible for executing large-scale, mixed-use projects across North America, catalysts for urban transformation and community development.
Prior to joining the Company, Mr. Cross served as President of Related Hudson Yards, leading the development efforts of Hudson Yards, the 28-acre megaproject on Manhattan’s west side. Previously, as President of the New York Jets, he spearheaded the development of MetLife Stadium, executing an innovative joint venture between the Jets and the New York Giants to build and privately finance the $1.3 billion dual-team NFL stadium. Mr. Cross served as President of Business Operations for the NBA’s Miami Heat where he led the development of the $213 million American Airlines Arena, creating a public-private partnership between the team and Miami Dade County, closing on an unprecedented Triple-A $185 million bond offering, and driving a pioneering development program that sparked a renaissance of downtown Miami and the birth of a new residential neighborhood. Prior to that, Mr. Cross developed Toronto’s Air Canada Centre – a $265 million innovative dual-sport complex and home to the city’s NBA and NHL franchises – through rezoning Toronto’s downtown arena site. Mr. Cross has held senior positions with Markborough Properties, leading the company’s commercial and industrial portfolio, and with The Prudential Insurance Company of America’s real estate investment operations.
Mr. Cross earned a Bachelor’s degree in Nuclear Engineering from the University of Toronto and a Master’s degree in Architectural Technology from Columbia University.

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Executive Officers
PETER RILEY SENIOR EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL & SECRETARY Age 66
Background
Peter Riley serves as Senior Executive Vice President, General Counsel & Secretary and joined the Company in May 2011. Mr. Riley is responsible for overseeing all legal matters for the Company and all operations related to the Aviators, the Company’s minor league baseball team located in Las Vegas. Mr. Riley has over 30 years of experience, working in both the public and private sector. Mr. Riley was a partner at K&L Gates LLP between 2004 and 2011 with a significant focus on the tax aspects of fund formation, joint ventures and the acquisition, disposition, operation and financing of real estate assets. Previously, Mr. Riley led the tax department at Kelly, Hart and Hallman, and was Senior Tax Counsel at Simpson Thacher & Bartlett.
Before earning his law degree, Mr. Riley worked for Amerada Hess Corporation (NYSE: HES) where he became Chief Financial Officer of its Abu Dhabi subsidiary. Mr. Riley earned a LL.M. in Taxation from New York University School of Law, a J.D. from Boston College Law School and a B.B.A. in Accounting from the University of Notre Dame.
SAUL SCHERL PRESIDENT, NEW YORK TRI-STATE REGION Age 56
Background
Saul Scherl serves as President, New York Tri-State Region and joined the Company in December 2015. Mr. Scherl is responsible for overseeing the Company’s New York Tri-State Region, which notably includes the Seaport District that is currently undergoing redevelopment.
Mr. Scherl has more than 20 years of retail, residential, hospitality and mixed-use real estate experience. Additionally, he is both a licensed attorney and CPA. Prior to joining The Howard Hughes Corporation, he was a Principal at Blackpoint Partners where he managed the company’s real estate assets as well as mergers and acquisitions. Previously, he served in a similar capacity at Loeb Partners Realty as the Managing Director and with Nomura Asset Capital, where he was responsible for liquidating the company’s multi-billion-dollar real estate portfolio. Earlier in his career, Mr. Scherl was with Piper Rudnick and Shaw Pittman as well as Arthur Young and Company. Throughout his career, he has been involved in a broad range of acquisitions, dispositions, redevelopments and financings for real estate properties across the United States.
Mr. Scherl earned a B.B.A. in Accounting from Emory University and a J.D. from George Washington University.

38 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Officers
KEVIN ORROCK PRESIDENT, SUMMERLIN Age 71
Background
Kevin Orrock serves as President, Summerlin. Mr. Orrock’s long-term career with the Company began more than 40 years ago and he helped shape Summerlin from its inception more than 25 years ago. He brings to the Company a deep understanding of the Summerlin community and the development process as well as a keen business and financial acumen that has contributed to Summerlin’s ongoing success as one of Southern Nevada’s premier communities for more than two decades.
Mr. Orrock began his career with the Company when he joined the accounting department at the famed Desert Inn Hotel in Las Vegas in 1974, then owned by Summa Corporation, predecessor to the Company. He held numerous accounting and finance positions before being named Treasurer in 1991. As President of Summerlin, Mr. Orrock oversees all functions of the Summerlin community, which led the nation in home sales for more than a decade during the 1990s and early 2000s.
Mr. Orrock earned a B.A. in Business Administration from Wittenberg University and an M.B.A. from the University of Nevada Las Vegas. Active in the community, Mr. Orrock is past chair of the Las Vegas Chamber of Commerce and serves on the executive board of Las Vegas Economic Global Alliance. He is a member of the advisory board of directors for University of Nevada Las Vegas Foundation and the Lee College of Business.
GREG FITCHITT PRESIDENT, COLUMBIA Age 52
Background
Greg Fitchitt serves as President, Columbia and joined the Company in 2013. He leads the development efforts for the 14-million-square-foot, mixed-use plan to transform Downtown Columbia into the Center of Culture and Commerce for central Maryland.
Mr. Fitchitt has over 25 years of real estate experience including development, planning, entitlements, community and government relations, leasing, design and construction management, and property operations. Before joining HHC in 2013, Mr. Fitchitt completed nine shopping center redevelopments in Washington State and Southern California. Mr. Fitchitt led the development of Westfield UTC in La Jolla, CA, obtaining entitlements for a $1.0 billion LEED-ND Gold mixed-use revitalization and completing the $180 million first phase in 2012. Together, the Westfield projects completed under his direction represented over $500 million in investment.
Mr. Fitchitt earned a M.B.A. from UCLA and a B.A. in Philosophy from Pomona College. Mr. Fitchitt chairs the Downtown Columbia Partnership board, co-chairs the ULI Transit Oriented Development Council for the ULI Baltimore Council, and serves on the boards of directors for the Greater Baltimore Committee and the Economic Alliance of Greater Baltimore. He also previously served for 10 years on the boards of non-profit affordable housing developers in California.

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Executive Officers
JIM CARMAN PRESIDENT, HOUSTON REGION Age 44
Background
Jim Carman serves as President, Houston Region. Previously, he served as Senior Vice President of MPC Commercial Development. He joined the Company in August 2012 to oversee vertical development on projects located within The Woodlands and Bridgeland, both master planned communities in the Houston area. Mr. Carman was responsible for leading multiple teams in the development of the first phase of Hughes Landing, Houston’s premier mixed-use urban center on Lake Woodlands, taking the 66-acre project from conception to completion within three years.
Prior to joining the Company, Mr. Carman worked on mixed-use developments in Las Vegas, including Tivoli Village at Queensridge as well as projects located within the 70-acre Hughes Center. Previously, Mr. Carman served as Project Manager for the Ritz- Carlton, Grand Cayman, a $500 million resort complex consisting of seven restaurants, 365 keys, 85 luxury condominiums, and a golf course designed by Greg Norman. Before moving overseas to manage the Ritz- Carlton project, he worked with The Haskell Company, a design-build contractor based in Jacksonville, Florida. Mr. Carman was part of the joint-venture team that constructed the Adrienne Arsht Center for the Performing Arts, a $370 million performance complex in the heart of downtown Miami.
Mr. Carman earned a B.S. in Civil Engineering as well as Master of Engineering in Construction from Texas A&M University.
DOUG JOHNSTONE PRESIDENT, HAWAII REGION Age 39
Background
Doug Johnstone serves as President, Hawaii Region. He is responsible for leading the development and asset management of Ward Village, a 60-acre master planned community in the heart of Honolulu.
Mr. Johnstone joined the Ward Village team in 2012, where he most recently served as Senior Vice President of Development, playing a key leadership role in all aspects of the entitlement, project management, construction, sales, and financing of the mixed-use developments that comprise Ward Village.
Prior to joining the Company, Mr. Johnstone managed the redevelopment efforts in the $3 billion commercial real estate portfolio of Kamehameha Schools-Bishop Estate. Before that, he served as Vice President of the Los Angeles-based boutique firm, Cyburt Hall Partners, focusing on investments and developments with institutional joint venture partners.
Mr. Johnstone earned a B.A. in Economics with Honors from Stanford University. He also serves as a board member for several local nonprofits including Aloha United Way, Outrigger Duke Kahanamoku Foundation, and HomeAid Hawai’i.

40 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Officers
HEATH MELTON PRESIDENT, PHOENIX REGION Age 45
Background
Heath Melton serves as President, Phoenix Region. He is responsible for leading the development of HHC’s recently acquired 37,000-acre master planned community located in Phoenix’s West Valley. Previously, Mr. Melton was Executive Vice President of Master Planned Communities in the Houston Region, where he was responsible for residential planning and development of The Woodlands, Bridgeland and The Woodlands Hills.
Prior to joining the Company, Mr. Melton was Director of Land Development at Taylor Morrison Austin. He previously served as Development Manager for Sueba USA, overseeing their single- and multi-family residential business. Mr. Melton is on the board of directors of the West Houston Association, Greater Houston Builders Association, Cy-Fair Chamber of Commerce, Cy-Fair Education Foundation, and Leukemia & Lymphoma Society (LLS) Gulf Coast Chapter. He is the past chair of the West Houston Association, an active member of the Urban Land Institute’s (ULI) national Community Development Council and the Memorial Hermann Cypress Advisory Committee.
Mr. Melton is a graduate of the United States Military Academy at West Point, earning a Bachelor of Science in systems engineering and business management. He served in the U.S. Army as a field artillery officer for five years, earning an Army Commendation Medal with Valor Device and Bronze Star.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 41

Compensation Discussion and Analysis
EXECUTIVE COMPENSATION
This Compensation Discussion and Analysis provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow. In this proxy statement, the Named Executive Officers, or NEOs, include each of the executive officers listed below for fiscal 2021.
Named Executive Officer	Position
David O’Reilly	Chief Executive Officer (“CEO”) and Former (Interim) Chief Financial Officer
L. Jay Cross	President
Peter Riley	Senior Executive Vice President, General Counsel & Secretary
Saul Scherl	President, New York Tri-State Region
Correne Loeffler	Former Chief Financial Officer
EXECUTIVE SUMMARY
Our success depends, in large part, on our ability to successfully attract, motivate and retain a qualified management team. The executive compensation program designed and implemented by the Compensation Committee is intended to attract, retain and motivate the key people necessary to enable us to maximize operational efficiency and profitability over the long term, while holding employees accountable to the Company’s strategy and values. The Compensation Committee believes that executive compensation should align the interests of our executives and other key employees with those of the Company, including its mission and strategy, and with long-term stockholder value. Our executive compensation program also is designed to differentiate compensation based upon individual contribution, performance and experience.
In establishing compensation, the Compensation Committee provides our NEOs with a competitive compensation package, using a holistic evaluation of each element of our NEOs’ compensation together with an assessment of each NEO’s ownership position in the Company (inclusive of all types of equity awards). The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not disadvantage the Company in attracting and retaining executives and other key employees, while also managing a competitive compensation expense structure for the Company.
Although the Compensation Committee considers the executive compensation paid by our public company peer group in making compensation decisions, the Compensation Committee also considers the compensation that real estate private equity firms, private real estate development companies and real estate opportunity funds are paying their executives. Given the small number of public-company peers directly competing with the Company and the nature of the Company’s business, the Compensation Committee believes it is prudent to consider the compensation of both its privately and publicly owned peers when considering and making its compensation decisions.
In October of 2019, following a review of strategic alternatives by our Board, we announced our intent to execute a “Transformation Plan”, comprised of three pillars: (1) a $45 – $50 million reduction in annual overhead expenses; (2) the sale of approximately $2 billion of non-core assets, resulting in an estimated $600 million of net cash proceeds from sale after debt repayment and transaction costs; and (3) accelerated growth in our core Master Planned Communities (MPCs). We have made substantial progress executing on our Transformation Plan, selling 13 non-core assets resulting in net proceeds of $401 million through the end of 2021. We achieved this progress while navigating challenges presented by the COVID-19 pandemic.
In October 2021, we announced the acquisition of Douglas Ranch and Trillium, an almost 37,000-acre fully entitled, “shovel-ready” MPC location in Phoenix’s West Valley for approximately $600 million. We believe this

42 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
acquisition provides us with a generational wealth-building opportunity and intend to fully execute on our plan to deliver a market-leading community that will further accelerate our model of perpetual value creation over the next several decades.
Financial and Operational Highlights*
Full-Year Company Highlights
•
Net income increased to $56.1 million, or $1.03 per diluted share, in 2021, compared to a net loss of $26.2 million, or $0.50 per diluted share, in 2020, due to strong operating performance from MPCs, Operating Assets and Ward Village condo sales, coupled with lower G&A costs compared to the prior year.

•
The robust financial results produced in 2021 included Operating Asset NOI of $226.5 million, a $35.4 million increase; MPC EBT of $316.6 million, a $107.2 million increase; and condominium profit of $120.9 million, a $130.0 million increase, all compared to the prior year.

•
Maintained a strong balance sheet with $843.2 million of cash on hand at year end and limited near-term debt maturities after taking advantage of the capital markets and terming out a significant portion of our debt at lower rates. The strength of HHC’s balance sheet allowed us to deploy significant amounts of capital in 2021 including our acquisition of Douglas Ranch, share buybacks, and the ability to continue unlocking value through the development of new projects across the portfolio.

•
Sold five non-core assets in 2021, resulting in $195.6 million of net proceeds. Since the fourth quarter of 2019, HHC has disposed of 13 non-core assets totaling approximately $401.0 million of net proceeds after debt repayment.

Operating Assets
•
Total Operating Assets NOI, including contribution from equity investments, totaled $226.5 million in 2021, an 18.6% increase compared to $191.1 million in the prior year.

•
Retail NOI increased 43.9% year-over-year to $57.6 million due to higher rent collections, which climbed to 88.8% during the fourth quarter of 2021, and the receipt of one-time payments related to COVID-19 rent deferrals received throughout the year.

•
Las Vegas Ballpark generated $6.0 million of NOI as the Las Vegas Aviators® were able to host a full Minor League Baseball season compared to a $3.6 million loss in 2020 due to no Minor League Baseball season as a result of COVID-19.

•
Multi-family NOI increased 75.0% to $32.9 million compared to 2020 due to accelerated lease-up in our latest developments, including Two Lakes Edge, The Lane at Waterway and Juniper Apartments, which opened in 2020 and are already stabilized at 100%, 99% and 97% leased, respectively.

•
Office NOI decreased 3.9% year-over-year to $109.8 million largely due to the expiration of a short-term lease in June 2020 at 9950 Woodloch Forest.

•
In September 2021, we closed on the sale of three hotels based in The Woodlands for $252.0 million, generating $119.7 million of net proceeds after debt repayment. In 2021, these assets generated $5.0 million of NOI.

MPC
•
MPC earnings before taxes (“EBT”) totaled $316.6 million in 2021, a 51.2% increase compared to EBT of $209.4 million in 2020. The increase in EBT from the prior year is attributed to significant land sales at our MPCs in Las Vegas and Houston. In Summerlin alone, we closed on a large superpad spanning 216 acres that delivered $135 million in revenue during December 2021.

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Compensation Discussion and Analysis
•
At The Summit – our joint-venture, private community with Discovery Land in Summerlin – we experienced an accelerated pace in lot sales and condo closings, delivering $59.4 million in earnings to HHC. This is in comparison to earnings of $17.8 million in 2020.

•
The price per acre of residential land across all our communities increased 2.0% in 2021 to $583,000 per acre compared to $573,000 per acre in the prior year. The price per acre is based on the weighted average of residential acreage sold across all of HHC’s various MPCs during 2021.

•
New home sales – a leading indicator of future land sales – increased to 2,761 homes in 2021, eclipsing 2020 new home sales of 2,724.

Strategic Developments
•
Completed construction at ‘A’ali’i and closed on 663 units during the fourth quarter of 2021, totaling $453.3 million in net revenue. As of the end of the fourth quarter, ‘A’ali’i was 89.6% sold.

•
Contracted to sell 144 units at our two towers under construction – Ko’ula and Victoria Place – which ended the year 89.4% and 99.1% pre-sold, respectively.

•
Our latest tower in pre-sales, The Park Ward Village, launched its campaign in July and ended the year 84.2% pre-sold. The sales pace for this tower has been so strong that The Park Ward Village is now Ward Village’s fastest-selling tower since inception—surpassing Victoria Place which held the previous record.

•
In 2021, we began construction on 319,000 square feet of office and retail space, 1,124 multi-family units and 349 condominium units across several regions including The Woodlands, Bridgeland, Downtown Columbia, Summerlin, and Ward Village.

Seaport
•
The Seaport reported an $18.2 million loss in NOI in 2021, a 4.4% decline in NOI compared to the prior year. Despite the decline in NOI, total foot traffic at Pier 17 increased 68% in 2021 when compared to pre-pandemic foot traffic in 2019.

•
Construction of the core and shell of the Tin Building is complete and the marketplace is expected to have its grand opening in the first half of 2022.

•
In December 2021, we obtained final approval from the City of New York to transform the one-acre parking lot at 250 Water Street into a mixed-use development that will include multi-family rental units, office and retail space.

•
Also in December 2021, we secured a ground lease extension at the Seaport for an additional 48 years from its current expiration in 2072 until 2120.

Financing Activity
•
In 2021, we closed on $2.1 billion of permanent financings and $628 million of construction financings to support development spending at our latest projects actively under construction.

* See Annex A for reconciliations of Non-GAAP measures.

44 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
2021 Compensation Highlights
Our 2021 financial performance, along with the individual performance of our NEOs, served as key factors in determining compensation for 2021 and executing on other compensation practice initiatives, including as follows:
Compensation Practice	Rationale for Practice
• We granted annual long-term equity incentive awards, 50% of which are performance-based. • Payouts based on interpolation between performance targets for the performance-based equity awards.
•
We tie a significant portion of compensation to long-term performance.

•
By using linear interpolation rather than the “step” approach for the performance targets for the performance-based equity awards, we are able to achieve finer calibration between pay and performance. Interpolation mitigates the risk that management will act improperly to either increase payout to the next higher step or avoid falling to a lower step.

• Majority of annual compensation for our NEOs is tied to incentive compensation.	• Our NEOs have an annual performance-based incentive compensation opportunity that is recalibrated each year to ensure alignment with our compensation objectives.

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Compensation Discussion and Analysis
Compensation and Governance Best Practices
The Compensation Committee regularly reviews best practices in governance and executive compensation. The Company’s current best practices and policies include the following:
What We Do
✓	Align Executive Compensation with Company Performance. We tie a majority of executive pay to fully at risk, performance-based cash awards and long-term equity awards.
✓
Apply Multi-Year Vesting to Equity Incentive Awards.
Under our long-term equity incentive program, time-based awards generally vest ratably over five years (three years starting in 2022) following the date of grant and performance-based awards generally vest at the end of five years (three years starting in 2022), subject to the satisfaction of total stockholder return thresholds.

✓
Provide Double-Trigger Severance Benefits.
In the event of a change of control, equity award vesting is provided to our NEOs only in the event of a qualifying termination following the change of control. Equity awards do not vest solely in connection with a change of control.

✓
Allow Clawbacks.
Our Board has adopted a policy regarding recovery of incentive awards for fiscal years for which financial results are later restated, which may include reimbursement of any bonuses paid and recovery of profits received during the applicable period under any equity compensation awards.

✓
Impose Stock Ownership Guidelines.
Our Compensation Committee has adopted stock ownership guidelines for our CEO, President, CFO and Senior Executive Vice President, Secretary and General Counsel, which require such executive officers to accumulate and hold a meaningful level of stock in the Company.

✓
Conduct Annual Risk Review.
Our Compensation Committee conducts an annual review of the Company’s compensation programs to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company.

✓	Retain an Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant to advise on our executive compensation programs.
✓	Provide Limited Perquisites. We provide limited perquisites to our NEOs.
✓	Offer Broad-Based Benefits. Our NEOs are eligible for the same health and retirement benefits as other full-time employees.
✓	Use Peer Group Evaluation. We evaluate our compensation peer groups periodically to align with investor expectations and changes in the Company’s business.
✓	Conduct an Annual Say-on-Pay Vote. We conduct an annual say-on-pay vote to better understand investor sentiment toward our executive compensation program.
What We Don’t Do
No Excise Tax Gross-Ups. We do not make tax gross-up payments to executive officers.
No Supplemental Retirement Benefits. We do not provide supplemental executive officer retirement benefits.
No Hedging or Pledging. We do not permit hedging or pledging of equity by our executive officers.
No Repricing. Our equity plan prohibits repricing or the buyout of underwater stock options without stockholder approval.
No Discount Options. Our equity plan prohibits granting stock options with a grant price less than fair market value of our common stock on the date of the grant.

46 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
Compensation Philosophy and Objectives
We Strive to Attract, Incentivize and Retain Talented Individuals.	We pay competitively.

It is imperative that we attract, incentivize and retain individuals in executive positions whose skills, business experience and acumen are critical to the current and long-term success of the Company.

We pay competitively to provide a target compensation opportunity that will attract, motivate and retain our talented core of executives who drive our success. The compensation program is designed to give the Company a competitive advantage relative to the compensation provided by peer group companies with which we compete for qualified executive talent. The Compensation Committee also seeks to retain executives through the phases of the cycle of the real estate market by keeping compensation competitive during times of growth as well as contraction, reflecting the long-term nature of successful real estate development businesses.
While peer group companies and competitive survey data provide a beginning reference point and inform decisions on the range of compensation opportunities, it is just one of many factors the Compensation Committee considers in setting pay. For example, the Compensation Committee recognizes that real talent competitors for our NEOs include high-paying private real estate development companies, high paying private equity firms and real estate opportunity funds, in addition to our more conventional public company peers.
Also, several of our peers are real estate investment trusts (“REITs”) whose operations directly compare to our operating assets segment only and not to our master planned community segment or strategic development segment. Ultimately, the Compensation Committee retains flexibility to adjust executive compensation based on our objectives of building our Company and creating stockholder value.

Retention is a key objective of the compensation program.

Because the implementation of the Company’s business strategy requires long-term commitments on the part of our NEOs, and because competition for top talent is intense in the Company’s industry, retention of our talented core of executives is a key objective of the compensation program.

We Pay for Performance.	We reward attainment of established goals.
We firmly believe that pay should be tied to performance. Superior performance enhances stockholder value and is a fundamental objective of the Company’s compensation program.
The compensation program is designed to reward our NEOs for attaining established goals that require the dedication of their time, effort, skills and business experience to drive the success of the Company and the maximization of stockholder value.

Performance-based annual incentive compensation is a key component of our compensation program.

For fiscal 2021, annual performance is rewarded through annual incentive awards and is based on the Company’s operational performance and financial results and the individual NEO’s contribution to those results. NEO performance is judged against specific, predetermined financial and strategic goals established by the Compensation Committee. In addition, 25% of the annual incentive award is based on a subjective performance evaluation.

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Compensation Discussion and Analysis
We Align Pay to Business Objectives and Long-Term Strategy.	We grant long-term equity incentive awards under our equity incentive program.

The compensation program is designed to reward and motivate our NEOs’ Company-wide performance and, as described below, individual performance in attaining business objectives and maximizing stockholder value. Compensation decisions are based on the principle that the long-term interests of our NEOs should be aligned with those of our stockholders.

We use equity incentive awards as a recruitment and retention incentive and to align the interests of our NEOs with stockholder interests. In fiscal 2021, the Compensation Committee granted awards under our 2020 Equity Incentive Plan. Performance is a key component of our long-term equity incentive program.
Prior to 2022, the Compensation Committee used absolute cumulative total stockholder return as the sole metric for the performance-based component of our annual long-term equity awards. Since February 2022, (i.e., awards granted for performance year 2021), the Compensation Committee uses relative cumulative compounded annual total stockholder return, which the Compensation Committee believes better aligns the Company’s long-term incentive plan with the broader market and peer practices, while maintaining a meaningful link between compensation and stockholder value.

NEO PERSONAL INVESTMENT IN HOWARD HUGHES
In addition to aligning the interests of our NEOs with stockholder interests through awards under our annual long-term equity incentive program, Mr. O’Reilly is aligned with our stockholders through his substantial personal investment in the Company. Since his appointment as CFO in 2016, Mr. O’Reilly invested $1.0 million in the Company to acquire a warrant to purchase 50,125 shares of our common stock at an exercise price of $112.08 per share. Not only does the per share price of our common stock need to exceed the exercise price for the warrant to have value, the per share price of our common stock needs to exceed approximately $132 for the warrant to have enough value to recoup the $1.0 million that Mr. O’Reilly paid for his warrant. The warrant became exercisable after the 5 1∕2 year anniversary (April 7, 2022) of the date of purchase, and it will expire on the date that is 180 days after the exercise date. As of April 8, 2022, the closing per-share trading price of our common stock was $95.70 which is less than the per-share warrant exercise price.
Messrs. O’Reilly, Cross, Riley and Scherl also have a significant ownership stake in our common stock, as described above under “Security Ownership of Directors, Executive Officers and Certain Beneficial Holders.” Messrs. O’Reilly, Cross and Riley are also subject to the stock ownership requirements described below under “Other Components of Compensation – Stock Ownership Guidelines” to further encourage the alignment of their interests with our stockholders.
ROLES AND RESPONSIBILITIES
Role of Compensation Committee
The Compensation Committee administers our executive compensation programs. The role of the Compensation Committee is to review and approve the compensation paid to our NEOs and certain other executive officers of the Company, and to review the compensation policies and practices for all of our employees to verify that the policies and practices do not create unreasonable risks for the Company.
In establishing compensation for NEOs, the Compensation Committee considers, among other things, recommendations by our CEO and our compensation consultant, and the compensation of similarly situated executives of peer companies. In addition, the Compensation Committee, with the assistance of management, reviews total compensation paid to certain other executive officers annually, including long-term equity awards.
The Compensation Committee reviews internal evaluations of the NEOs and certain other executive officers, and market data provided by management and its compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The Compensation Committee believes that NEO compensation for 2021 reflects an appropriate allocation of compensation between salary, annual incentive compensation and equity compensation.
The Compensation Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates his performance in light of those goals and objectives and determines and approves his compensation level based on this evaluation.

48 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
Role of Executive Officers
Our CEO makes compensation recommendations for the other NEOs to the Compensation Committee. Additionally, management provides financial and compensation data to the Compensation Committee for its review in setting compensation and gives guidance as to how the data impacts performance goals set by the Compensation Committee. This data includes:
•
our financial performance for the current year compared to the preceding year;

•
performance evaluations of the NEOs (other than the CEO) including experience, prior performance and anticipated future performance;

•
industry-wide business conditions; and

•
total compensation provided to the NEOs in previous years.

Role of Compensation Consultant
The scope of Meridian’s work included the following items in connection with 2021 compensation:
•
providing the Compensation Committee with relevant market data;

•
updating the Compensation Committee on related trends and developments; and

•
providing input on compensation decisions for the NEOs as requested by the Compensation Committee.

Meridian is independent and provides no services directly to the Company and no conflicts of interest exist between the Company and Meridian.
RISK ASSESSMENT
The Compensation Committee’s annual review and approval of the Company’s compensation strategy includes a review of compensation-related risk. In this regard, the Compensation Committee annually considers the relationship between the Company’s overall compensation policies and practices for employees, including executive officers, and risk, including whether such policies and practices give rise to risks that would be reasonably likely to have a material adverse effect on the Company. Based on this review in 2021, the Compensation Committee concluded that there are no compensation-related risks that are reasonably likely to have a materially adverse effect on the Company.
MARKET REVIEW AND COMPENSATION PEER GROUP
For 2021 NEO performance, the Compensation Committee compared our executive compensation program with competitive market information regarding salary and incentive awards and programs. The purpose of this analysis is to provide a beginning reference point in evaluating the reasonableness and competitiveness of our executive compensation within the real estate development and operating industry and to ensure that our compensation program is generally comparable to companies of similar size and scope of operations.
Market pay levels are obtained from various sources, including published compensation surveys and information taken from SEC filings of 12 public companies recommended by Meridian and approved by the Compensation Committee. The peer group consists of the same companies reviewed in 2020, with the exception of Taubman Center, Inc., which was removed due to its acquisition by Simon Property Group. The Compensation Committee also considers compensation paid at private real estate and investment companies and larger real estate companies as additional context but does not benchmark NEO compensation against them. The following companies constituted the peer group for purposes of reviewing and considering the 2021 compensation decisions approved for our NEOs:

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Compensation Discussion and Analysis
Peer Group
• Beazer Homes USA, Inc.	• Regency Centers Corporation	• Pebblebrook Hotel Trust
• Camden Property Trust	• Kilroy Realty Corporation	• Toll Brothers, Inc.
• Duke Realty Corporation	• Meritage Homes Corporation	• Vail Resorts, Inc.
• Federal Realty Investment Trust	• Mid-America Apartment Communities, Inc.	• Weingarten Realty Investors
EMPLOYMENT AGREEMENTS
Each of Messrs. O’Reilly, Cross and Riley have employment agreements with the Company. These agreements provide for a minimum annual base salary, target annual incentive compensation under plans approved by the Compensation Committee, as well as severance and other benefits. The Compensation Committee approved the terms of the employment agreements based upon (a) its assessment of the terms necessary to retain highly qualified executives, and (b) arm’s length negotiations with each of these executives. In addition, the Company has entered into certain letter agreements with Mr. Scherl in order to retain him in connection with the Company’s ongoing development in the Seaport District. For a description of the material terms of these employment agreements and employment arrangements, see “Executive Compensation – Employment Agreements and Arrangements with the NEOs.”
Key Elements of Executive Compensation Program
The following table outlines certain information regarding the key elements of our executive program:
Element	Form	Objectives and Basis
Base Salary	Cash	• Attract and retain highly qualified executives to drive our success
Annual Incentive	Cash	• Drive Company and segment results
Compensation
•
Actual payout determined by the Compensation Committee based on the achievement of specific financial and operational goals and objectives established by the Compensation Committee during the first quarter of each calendar year

Long-Term Equity	Annual Restricted Stock Grants (time-based and performance-based vesting)	• Drive Company performance
Incentive		• Align interests of executives with those of our stockholders
• Retain executives through long-term vesting
• Provide stockholder aligned wealth accumulation opportunities
Deferred Compensation	401(k) plan, non-qualified deferred compensation plan	• Provide tax-deferred methods for general savings and retirement

50 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
We also provide other general benefits and limited perquisites, which are described below.
2021 ANNUAL COMPENSATION MIX
Consistent with the Compensation Committee’s compensation philosophy and objectives, the following sets forth the 2021 compensation decisions that were approved for our NEOs as a result of Company and individual performance achievements, as reflected in the Summary Compensation Table under the header “Executive Compensation” and elsewhere in this Proxy Statement.
	Key Responsibilities
David O’Reilly Chief Executive Officer
Our CEO is responsible for managing our business operations and overseeing the senior members of our management team. He leads the implementation of corporate strategy and is the primary liaison between our Board and the management of our firm. He also serves as the primary public figure of the Company. In addition, Mr. O’Reilly served as our: President from June 2020 until December 2020; Interim CEO from September 2020 until December 2020; and CFO from October 2016 until April 2021.

	Key 2021 Performance Achievements

•
Led senior management team overseeing one of the most successful years in the Company’s history.

•
Continued to lead the successful execution of the Company’s Transformation Plan, including significant reductions in overhead and sale of non-core assets.

•
Integrally involved with the Company’s $600 million acquisition of Douglas Ranch a fully-entitled, "shovel ready" MPC in Phoenix’s West Valley spanning nearly 37,000 acres.

	Compensation Decisions
	Base Salary	$750,000
	Annual Incentive Compensation	$1,800,000
	Long-Term Equity Incentives	$1,286,662
	Key Responsibilities
L. Jay Cross President	Our President is responsible for overseeing our portfolio of master planned communities and mixed-use developments.
	Key 2021 Performance Achievements

•
Reviewed the entire portfolio and initiated over 20 pipeline development projects.

•
Recruited the Company’s first Sustainability Vice President (“VP”).

•
Refined the Company’s ESG strategy based on science-based targets.

•
Initiated the Company’s first intern program resulting in a new VP position of talent development.

•
Hired six new development professionals across three regional offices.

	Compensation Decisions
	Base Salary	$750,000
	Annual Incentive Compensation	$2,340,000
	Long-Term Equity Incentives	$–

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Compensation Discussion and Analysis
	Key Responsibilities
Peter F. Riley Senior Executive Vice President, General Counsel and Secretary
Our Senior Executive Vice President, General Counsel & Secretary manages business and legal aspects of complex transactions, particularly in the negotiation of critical contracts. He participates in the development of corporate policies, procedures and programs, and provides counsel and guidance on various legal matters. Mr. Riley also leads the operations of the Company’s minor league baseball team, the Aviators, located in the Summerlin MPC.

	Key 2021 Performance Achievements

•
Continued to lead the Company’s Legal Department in drafting, negotiating and finalizing contracts on a timely basis, including the Legal Department’s involvement with construction financings.

•
Continued to excel by providing the Company with sound legal advice and strategies.

	Compensation Decisions
	Base Salary	$550,000
	Annual Incentive Compensation	$1,120,000
	Long-Term Equity Incentives	$686,230
	Key Responsibilities
Saul Scherl President, New York Tri-State Region	Our President, New York Tri-State Region is primarily responsible for overseeing the Seaport District, which notably includes Pier 17, the Tin Building and 250 Water Street.
	Key 2021 Performance Achievements

•
Led successful effort to obtain final approval by the City of New York of its planned $850 million 250 Water Street development project at the Seaport.

•
Led successful effort to secure ground lease extension options at the Seaport for an additional 48 years (from 2072 to 2120).

•
Continued to make significant progress on the design, operation and functionality of the Tin Building, even with delays due to COVID-19.

	Compensation Decisions
	Base Salary	$600,000
	Annual Incentive Compensation*	$600,000
	Long-Term Equity Incentives	$514,608
	* Mr. Scherl does not participate in the other NEOs’ annual incentive compensation program. For more information, see “2021 Annual Compensation – Annual Incentive Compensation.”

52 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
BASE SALARY
The Compensation Committee determines the annual base salary for each NEO. Any increases in base salary are expected to be determined on the basis of scope of responsibilities, level of experience and sustained performance with the Company, as well as internal and market comparisons. In setting base salaries for the NEOs, the Compensation Committee seeks to provide a reasonable level of fixed compensation that is competitive with base salaries for comparable positions at similar companies. The base salaries of our NEOs as of December 31, 2020 and 2021 were as follows:
Name	Title	2020 Base Salary ($)	2021 Base Salary ($)	Base Salary Change
David O’Reilly	Chief Executive Officer	750,000	750,000	No Change
L. Jay Cross	President	750,000	750,000	No Change
Peter F. Riley	Senior Executive Vice President, General Counsel & Secretary	550,000	550,000	No Change
Saul Scherl	President, New York Tri-State Region	600,000	600,000	No Change
Correne Loeffler	Former Chief Financial Officer	–	500,000	New in 2021
ANNUAL INCENTIVE COMPENSATION
The Compensation Committee believes that annual incentive compensation is a key element of the total compensation for our NEOs. The Compensation Committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of established performance measures and objectives, appropriately motivates the NEOs to achieve the Company’s financial and operational objectives, thereby enhancing stockholder value.
The employment agreements with each of our NEOs provide that each officer is eligible to receive an annual incentive award. The target amount of each annual incentive award is set forth in the NEO’s employment agreement or letter agreement, as applicable. The annual incentive compensation opportunity for each of the NEOs (other than Ms. Loeffler, who served for only part of 2021 and whose employment with the Company was terminated shortly after the end of 2021) is set forth below.
David O’Reilly
•
Target annual bonus of $1,500,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

L. Jay Cross
•
Target annual bonus of $1,950,000 (ranging as applicable from a threshold value of 80% of target to a maximum value of 120% of target).

Peter F. Riley
•
Target annual bonus of $800,000 (ranging as applicable from a threshold value of 60% of target to a maximum value of 140% of target).

Saul Scherl
•
Target annual bonus of $600,000.

David O’Reilly; Jay Cross; and Peter Riley – 2021 Annual Incentive
The metrics approved under our 2021 annual incentive program applicable to Messrs. O’Reilly, Cross and Riley were directly linked to our operating performance and progress in the sale of our non-core assets, with 75% of the annual

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Compensation Discussion and Analysis
incentive earned based on achievement of the goals described in the table below, and the remaining 25% based on individual performance as evaluated by the Compensation Committee. For 2021, the Compensation Committee approved the following financial metrics and strategic goals with respect to the 75% objective portion under our annual incentive program for Messrs. O’Reilly, Cross and Riley:
Financial Metric	Target	Actual	Percentage Achieved
Operating Assets NOI(1)(2)(3)	$205,953,707	$210,639,005	102.3%
MPC Earnings Before Taxes (MPC EBT)(2)	$176,686,388	$316,607,000	179.2%
Financial Metric	Target	Actual	Favorable/ (Unfavorable)
Achieve Budgeted Corporate Cash G&A(4)	$77,600,000	$72,104,000	7.1%
Strategic Goals	Actual	Percentage Achieved
Deliver strategic development on-time and on-budget	Completed construction of ’A’ali’i in Hawaii and Creekside Park – The Grove in The Woodlands, each on-time and on-budget; made significant progress on Tin Building construction	100%
Execute decentralized strategy	Executed successful expansion of decentralization across corporate functions	100%
Improve organizational ESG and DEI metrics	Identified new ways to improve environmental efforts, including real-time data collection; established DEI council, which approved 17 DEI goals for 2022	100%
Execute closings of all contracted ’A’ali’i units	Closed 495 units generating approximately $350 million of net proceeds	100%
Develop corporate product design standards, including new products (SFR & Senior Living)	Successfully improved design quality across regions and announced new projects, including single-family for rent community in Bridgeland and medical office projects in Downtown Columbia and The Woodlands	100%

(1)
The Operating Assets NOI calculation excluded the Las Vegas Ballpark in light of uncertainty regarding the minor league baseball season in 2021 and the Compensation Committee’s assessment that the outcome would be outside the Company’s control. The calculation also includes certain other miscellaneous adjustments as described on Annex B.

(2)
Annex A includes (i) our Segment Operating Results as reported in our Form 10-K for fiscal 2021; and (ii) a reconciliation of Operating Assets EBT to Operating Assets NOI as reported in our Form 10-K for fiscal 2021, which differs from these compensation financial measures and is reconciled on Annex B.

(3)
Annex B includes a reconciliation of the Operating NOI used to measure performance compensation to the Operating Assets NOI as reported in our Form 10-K for fiscal 2021.

(4)
Annex A includes a reconciliation of General and Administrative (“G&A”) expenses to Cash G&A.

The Compensation Committee chose these measures because we believe that they motivate our NEOs to drive Company growth and to execute on our business plan.

54 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
With respect to performance for fiscal 2021, the Compensation Committee considered that the Operating Assets NOI and MPC EBT performance goals were achieved, and the extent to which the actual results exceeded (in the case of MPC EBT, significantly exceeded) the goals. The Compensation Committee also considered that, with respect to budgeted corporate cash G&A, the result was excellent given recent additions to the senior management team and the Company’s overall financial results. The Compensation Committee also considered that the 25% subjective individual performance portion of Messrs. O’Reilly, Cross and O’Reilly’s annual incentive bonus were achieved substantially in excess of what the Compensation Committee considers a normal “target” for individual performance.
Therefore, the Compensation Committee believed it was appropriate to award each of Mr. O’Reilly, Mr. Cross and Mr. Riley annual incentive awards equal to their respective maximum target bonus opportunities. Accordingly, for fiscal 2021 performance, Mr. O’Reilly received an annual cash bonus $1,800,000 (equal to 120% of his target bonus opportunity), Mr. Cross received an annual cash bonus of $2,340,000 (equal to 120% of his target bonus opportunity) and Mr. Riley received an annual cash bonus of $1,120,000 (equal to 140% of his target bonus opportunity).
Saul Scherl – 2021 Annual Incentive
Mr. Scherl does not participate in the same annual cash bonus program as described above. Instead, Mr. Scherl participates in the Company’s general annual incentive plan in which all corporate employees are eligible. Annual cash bonuses under that general program are recommended by the CEO based on evaluation of objective and subjective measures and approved by the Compensation Committee. For performance in fiscal 2021, Mr. Scherl was awarded a cash bonus in his target amount of $600,000. This amount is reflected in the “Bonus” column of the “Summary Compensation Table,” below.
Correne Loeffler – 2021 Annual Incentive
Ms. Loeffler was awarded an annual cash bonus for fiscal 2021 of $720,000. For further information regarding Ms. Loeffler’s separation payments and benefits, please refer to the “All Other Compensation” column of the Summary Compensation Table and the discussion under “Employment Agreements and Arrangements with the NEOs – Correne Loeffler Employment Separation Agreements”.
LONG-TERM EQUITY INCENTIVES
Our long-term equity incentive program is designed to attract, retain and motivate officers, employees, non-employee directors and consultants of the Company and its subsidiaries, as well as promote the success of the Company’s business by providing participants with appropriate incentives. The table below provides a breakdown of restricted stock awards granted to Messrs. O’Reilly, Riley and Scherl in 2021, which are further explained in the narrative following the table. Mr. Cross joined the Company late 2020 and did not receive an annual equity award as part of the Company’s early 2021 annual grant cycle; Mr. Cross was eligible to receive an annual equity award as part of the Company’s annual award cycle for 2022 performance. Ms. Loeffler did not receive any stock option or restricted stock awards in 2021.
Name Executive Officer	Performance- Based Shares (#)	Time- Based Shares (#)	Total (#)
David O’Reilly (Annual Grant)	7,940	7,939	15,879
Peter Riley (Annual Grant)	4,234	4,235	8,469
Saul Scherl (Annual Grant)	3,176	3,175	6,351

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Compensation Discussion and Analysis
Restricted Stock Grants
The Company believes that restricted stock grants provide a long-term equity opportunity that is both competitive in the real estate industry and serves as a retention tool. In addition, 50% of the restricted stock granted prior to February 2022 to each NEO under our general annual equity award program is eligible to cliff-vest after five years only upon the achievement of specified cumulative total stockholder return growth percentages over the same period. At an 11% cumulative total stockholder return growth over a five-year period, only 30% of the restricted stock granted that is subject to performance-based vesting would vest. No restricted stock subject to total stockholder return (“TSR”)-based vesting would vest if our TSR growth rate is below 11% over such five-year period. The 11% minimum cumulative total stockholder return is a challenging target. The Company believes that the long-term vesting component of the restricted stock aligns management’s interest with the long-term performance of the Company.
The amount of restricted stock granted in 2021 (for 2020 performance) was based on numerous factors, including the Compensation Committee’s evaluation of our prior-year performance. Based on our fiscal 2020 performance and the Compensation Committee’s overall evaluation of the individual 2020 performance of each eligible NEO, the Compensation Committee determined that each of Messrs. O’Reilly, Riley, and Scherl should receive an annual long-term equity incentive in an amount equal to the target amounts set forth in their employment agreements (or, for Mr. Scherl, his offer letter).
The performance-based shares are eligible to cliff-vest as shown in the table below on December 31, 2025 (in the case of the February 2021 awards). Vesting is based on the cumulative TSR of the Company over a five-year term. The volume weighted average share price of the Company for the last 30 trading days preceding the start of the applicable performance period will be used as the beginning price for calculating TSR. The ending price for calculating TSR will be the volume weighted average share price of the Company for the last 30 trading days of the applicable performance period.
For each award of performance-based shares to Messrs. O’Reilly, Riley and Scherl in February 2021, a TSR target is deemed satisfied if the TSR meets or exceeds one of the corresponding thresholds below:
Total Stockholder Return	Stock Price End	Vesting %
0.00% to 10.99%	$130.47 or below	0%
11.00% to 11.99%	$130.48	30%
12.00% to 12.99%	$136.46	60%
13.00% to 13.99%	$142.66	90%
14.00% to 14.99%	$149.09	120%
15.00%+	$155.74+	150%
If the ending stock price achieved is between two of the thresholds set forth above, the percentage of the award that vests will be interpolated between the two thresholds. Share price will be based on the daily closing price of the Company’s common stock as reported in the consolidated transaction reporting system.
The time-based shares granted to Messrs. O’Reilly and Riley in 2021 vest ratably over a five-year period. The first 20% tranche of each time-based award vested on February 8, 2022, and the remaining 20% tranches vest on December 31, 2022; December 31, 2023; December 31, 2024; and December 31, 2025 (in each case, generally subject to continued employment on the applicable vesting date). The time-based shares granted to Mr. Scherl in 2021 vest ratably over a two-year period, with 50% vesting on each of February 8, 2022 and December 31, 2022.
OTHER COMPONENTS OF COMPENSATION
Deferred Compensation Plan
The Company provides a deferred compensation plan to the NEOs and other highly compensated employees to provide tax-deferred methods for general savings and retirement. Although the Company has the flexibility to make discretionary contributions to the deferred compensation plan, it has not made any such contributions.

56 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Discussion and Analysis
Employee Benefits
The Company provides health, life, and other insurance benefits to its NEOs on the same basis as its other full-time employees. The Company does not provide its executives and other employees with defined benefit pension benefits, supplemental retirement benefits, or post-retirement welfare benefits.
Severance Benefits
We provide certain severance benefits to our NEOs under their respective employment agreements, and for Mr. Scherl, his offer letter and under The Howard Hughes Management Co. LLC Separation Benefits Plan (as amended and restated, the “Separation Benefits Plan”). For more information, see “Executive Compensation – Employment Agreements and Arrangements with the NEOs.”
The Compensation Committee believes that these benefits are necessary and appropriate to attract and retain qualified NEOs insofar as these benefits are generally made available by other companies. Additionally, the change in control benefits are intended to ensure that the NEOs are able, as a practical matter, to evaluate any potential change in control transaction objectively and to encourage NEOs to remain employed by the Company in the event a change in control becomes a real possibility. For additional information regarding the employment agreements and arrangements with the Company’s NEOs, see “Executive Compensation – Employment Agreements and Arrangements with the NEOs” and “Potential Payments Upon Termination or Change in Control.”
No Tax “Gross-Up” Payments
The Company does not provide, and no NEO is entitled to receive, any tax “gross-up” payments in connection with compensation, severance or other benefits provided by the Company.
Executive Compensation Recoupment Policy
The Board has adopted a policy regarding recovery of incentive awards for fiscal years for which financial results are later restated. In the event of a material restatement of the Company’s financial results due to misconduct, the Compensation Committee shall review the facts and circumstances and take the actions it considers appropriate with respect to any executive officer whose fraud or willful misconduct contributed to the need for such restatement. Such actions may include, without limitation, (a) seeking reimbursement of any bonus paid to such officer exceeding the amount that, in the judgment of the Compensation Committee, would have been paid had the financial results been properly reported, and (b) seeking to recover profits received by such officer during the 12 months after the restated period under any equity compensation awards. All determinations made by the Compensation Committee with respect to this policy shall be final and binding on all interested parties.
Deductibility of Compensation
Section 162(m) of the IRC places a limit of $1.0 million on the amount of compensation a public company may deduct for federal income tax purposes in any one year paid to certain covered employees, which generally refers to the chief executive officer, chief financial officer and the three next most highly compensated executive officers, as well as any individual who is (or was) a covered employee for any taxable year beginning after December 31, 2016.
The deductibility of compensation is only one factor that the Compensation Committee considers when establishing executive compensation. Because the Compensation Committee believes that it needs to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and to appropriately retain and incentivize our executive officers, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible.
Stock Ownership Guidelines
The Company has adopted stock ownership requirements for our CEO, President, CFO and Senior Executive Vice President, General Counsel & Secretary to encourage such executives to hold a meaningful stake in the Company and thereby demonstrate the alignment of their interests with those of the stockholders. The Company uses the

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Compensation Discussion and Analysis
following methodology for the purpose of determining the level of stock ownership: (1) vested and unvested time-based restricted stock is valued at its current fair market price; (2) unvested performance-based restricted stock is valued at the current fair market price of the threshold vesting level; and (3) stock options granted by the Company are not valued (whether or not currently exercisable or in the money/out-of-the-money). The requirements also provide that until an executive has met the required level of ownership, such executive is required to retain the after-tax value of common shares received on the exercise of options or warrants and the lapsing of restrictions on common restricted shares. In addition, the Company allows a five-year grace period to reach the ownership requirement with respect to any promotions or newly hired executives. As of March 30, 2022, our NEOs that are subject to the policy have satisfied their stock ownership requirement or are within the grace period for doing so. The requirements are expressed as a multiple of base salary as follows:
Position	Multiple of Salary
• Chief Executive Officer	• 5x
• President	• 5x
• Chief Financial Officer	• 3x
• Senior Executive Vice President, General Counsel and Secretary	• 2x
Hedging/Pledging Policy
The Company’s insider trading policy includes a prohibition on hedging or pledging our securities. Executive officers are not permitted to be a party to hedging transactions to ensure their objectives and risk remain aligned with those of our stockholders. In addition, executive officers may not pledge as collateral any securities of the Company. By virtue of his position as CEO of Pershing Square Capital Management, L.P., Mr. Ackman may be deemed to be the beneficial owner of securities held by Pershing Square, its affiliates and the Pershing Square Funds. Mr. Ackman is exempt from prohibitions on hedging or pledging in the policy solely in connection with any hedging or swap transactions based on derivatives of Company Securities entered into by Pershing Square, its affiliates and the Pershing Square Funds.

58 \ The Howard Hughes Corporation ● investor.howardhughes.com

Compensation Committee Report on
Executive Compensation
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
R. Scot Sellers, Chair
William Ackman
Mary Ann Tighe

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Executive Compensation
The following tables, narrative and footnotes discuss the compensation of our NEOs. The following tables and related information should be read together with the disclosure regarding the executive compensation program presented under the caption “Compensation Discussion and Analysis” above.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
David O’Reilly Chief Executive Officer	2021	750,000	–	1,286,662	–	1,800,000	14,500	3,851,162
	2020	540,450	–	2,305,934	562,484	1,500,000	14,250	4,923,118
	2019	500,000	–	893,307	–	990,000	14,000	2,397,307
L. Jay Cross President	2021	750,000	–	–	–	2,340,000	14,500	2,899,000
	2020	69,230	200,000	1,160,186	449,987	–	–	1,879,403
	2019	−	−	−	−	−	−	−
Peter F. Riley Senior Executive Vice President, General Counsel & Secretary	2021	550,000	–	686,230	–	1,112,000	14,500	2,370,730
	2020	550,000	–	532,835	–	800,000	14,250	1,897,085
	2019	550,000	−	595,481	−	800,000	14,000	1,959,481
Saul Scherl President, New York Tri-State Region	2021	600,000	600,000	514,608	–	–	9,230	1,723,839
	2020	600,000	600,000	2,136,922	–	–	14,250	3,351,172
	2019	600,000	600,000	1,522,107	−	−	14,000	2,736,107
Correne Loeffler Former Chief Financial Officer	2021	355,769	–	–	–	720,000	14,500	1,090,269
	2020	–	–	–	–	–	–	–
	2019	–	–	–	−	−	–	–

(1)
The amounts reported in the “Bonus” column refer to the discretionary annual bonus amounts that were awarded to (i) Mr. Cross for his 2020 performance and (ii) Mr. Scherl for his 2021, 2020 and 2019 performance. Please see above under “–Annual Incentive Compensation” for further information.

(2)
The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of stock awards in the form of restricted stock (time-based vesting and performance-based vesting) granted in the years shown, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC Topic 718”). Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. If the maximum level of performance of 150% of target number of shares granted was achieved with respect to the performance-based restricted stock granted in 2021 to Messrs. O’Reilly, Riley and Scherl, the grant date values would be, respectively, $805,116, $352,128 and $220,106. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for further information regarding equity awards, including the assumptions made in determining these values. Additional information on all outstanding stock awards is reflected in the 2021 Outstanding Equity Awards at Fiscal Year-End table below.

(3)
The amount reported in the “Option Awards” column represents the grant date fair value of stock options awards granted to Messrs. O’Reilly and Cross in 2020, calculated in accordance with ASC Topic 718. Pursuant to SEC rules, the amount shown in this column excludes the impact of estimated forfeitures related to service-based vesting conditions. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for information regarding the assumptions made in determining this value.

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Executive Compensation
(4)
The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts paid to certain of the NEOs under our annual incentive compensation plan for performance in the listed fiscal year. For additional information on annual incentive compensation, see “Compensation Discussion and Analysis – Annual Incentive Compensation.”

(5)
For each NEO, the amounts reported in the “All Other Compensation” column consist of the amounts contributed by the Company to the Company’s 401(k) plan.

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Executive Compensation
2021 GRANTS OF PLAN-BASED AWARDS
The following table provides information regarding the plan-based awards granted to the NEOs in 2021.
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4) (Time- based)	Grant Date Fair Value of Stock Awards and Option Awards ($)(5)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David O’Reilly
	AICA	—	1,200,000	1,500,000	1,800,000	—	—	—	—	—
	PBRS	02/08/2021	—	—	—	2,382	7,940	11,910	—	536,744
	TBRS	02/08/2021	—	—	—	—	—	—	7,939	749,918
L. Jay Cross
	AICA	—	1,560,000	1,950,000	2,340,000	—	—	—	—	—
	PBRS	—	—	—	—	—	—	—	—	—
	TBRS	—	—	—	—	—	—	—	—	—
Peter F. Riley
	AICA	—	480,000	800,000	1,112,000	—	—	—	—	—
	PBRS	02/08/2021	—	—	—	1,271	4,235	6,351	—	286,286
	TBRS	02/08/2021	—	—	—	—	—	—	4,234	399,944
Saul Scherl
	AICA	—	—	600,000	—	—	—	—	—	—
	PBRS	02/08/2021	—	—	—	717	2,390	3,585	—	214,698
	TBRS	02/08/2021	—	—	—	—	—	—	2,390	299,911
Correne Loeffler
	AICA	—	720,000	900,000	1,080,000	—	—	—	—	—
	PBRS	—	—	—	—	—	—	—	—	—
	TBRS	—	—	—	—	—	—	—	—	—

(1)
Type of Award:

AICA
Annual Incentive Compensation (Cash) Award

PBRS
Performance-Based Restricted Stock Award

TBRS
Time-Based Restricted Stock Award

(2)
These columns represent the annual incentive compensation awards that could have been earned by the NEOs based on performance for the 2021 fiscal year. The amounts shown reflect the awards that as applicable were possible at their respective threshold, target and maximum levels of performance. The annual incentive award amounts actually paid to each NEO are reported in the “Non-Equity Incentive Plan Compensation” column (or, for Mr. Scherl, the “Bonus” column) of the Summary Compensation Table. For more information regarding the annual incentive compensation program, see “Compensation Discussion and Analysis – Annual Incentive Compensation.”

(3)
The awards represent the performance-based restricted stock awards granted in 2021 that may vest based on the Company’s achievement of specified TSR levels over a five-year period. The vesting schedule for each award has a specified threshold performance level such that performance below threshold results in no shares vesting. If at least the threshold performance goal is attained, the number of shares that will vest ranges from 30% to 150% of the target number of shares granted. For additional information regarding the vesting of the performance-based restricted stock, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”

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Executive Compensation
(4)
The awards represent the time-based restricted stock awards granted in 2021, which vest in equal annual installments over a five-year period (or, in the case of Mr. Scherl’s February 2021 award, 50% vesting on each of February 8, 2022 and December 31, 2022). For additional information regarding the vesting of the time-based restricted stock, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”

(5)
Represents the grant date fair value determined pursuant to ASC Topic 718.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS WITH THE NEOS
David O’Reilly
On December 1, 2020, the Company entered into a Second Amended and Restated Employment Agreement with Mr. O’Reilly to serve as the Company’s Chief Executive Officer (as amended, “Mr. O’Reilly’s Employment Agreement”). Mr. O’Reilly’s Employment Agreement has an initial term of five years, expiring on November 30, 2025, subject to earlier termination events described below. Upon the expiration of the initial term of five years, Mr. O’Reilly’s Employment Agreement will automatically renew for additional one-year periods, unless either party provides the other party with at least 60 days’ prior written notice that it does not wish to automatically renew the term.
Under Mr. O’Reilly’s Employment Agreement, Mr. O’Reilly is entitled to an annual base salary of $750,000 and, subject to achievement of certain performance goals that will be established annually by the Compensation Committee, eligible to earn an annual cash bonus with a target amount of $1,500,000. (If the Compensation Committee sets a minimum overall goal under the annual incentive program with respect to any performance year, and that minimum overall goal is achieved, the bonus payable would range from a threshold value of 80% of target to a maximum value of 120% of target.) In addition, Mr. O’Reilly is eligible to receive an annual equity award (an “Annual LTIP Award”), which shall be awarded each year (beginning with performance year 2022) by the Compensation Committee based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time. The Annual LTIP Award shall be a long-term equity or equity-based incentive award with an aggregate targeted grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to $2,250,000, with the number of shares of the Company’s common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the common stock on the date of grant. Fifty percent (50%) of each Annual LTIP Award granted to Mr. O’Reilly shall provide for pro rata vesting over time (five years in the case of awards granted in fiscal 2021 or earlier; three years in the case of awards granted in fiscal 2022 or later) (an “O’Reilly Time Vesting LTIP Award”) and the other fifty percent (50%) of such award shall provide for performance-based vesting (an “O’Reilly Performance Vesting LTIP Award”), and in each case will be subject to the terms and conditions of our then-current equity incentive plan and the applicable award agreement. All Annual LTIP Awards shall be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and any applicable award agreements thereunder. Under his employment agreement, Mr. O’Reilly was also provided with the initial grant of time-based stock options and time-based restricted stock (each treated as an O’Reilly Time Vesting LTIP Award for purposes of the accelerated vesting described below) and performance-based restricted stock (treated as an O’Reilly Performance Vesting LTIP Award for purposes of the accelerated vesting described below), each as described above under “Compensation Discussion and Analysis – Long-Term Equity Incentives.”
INITIAL O’REILLY LTIP AWARD
In connection with entering into Mr. O’Reilly’s Employment Agreement, on November 30, 2020, the Company awarded Mr. O’Reilly an initial long-term equity incentive award (the “Initial O’Reilly LTIP Award”) with an aggregate targeted grant value of $2,250,000 (based on the closing price of the Company’s common stock on November 30, 2020), consisting of: (i) 11,601 shares of restricted stock, with time-based pro-rata vesting over five years; (ii) 11,601 shares of restricted stock, with performance-based, five-year cliff vesting if certain performance metrics are met; and (iii) options to purchase 17,965 shares of our common stock, at a strike price of $72.73 per share, that become exercisable with respect to 100% of the shares on the fifth anniversary of the grant. The Initial O’Reilly LTIP Award is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and the applicable award agreements issued thereunder.

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SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
Pursuant to Mr. O’Reilly’s Employment Agreement, in the event that Mr. O’Reilly terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. O’Reilly, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. O’Reilly’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully vest and all outstanding O’Reilly Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Non-Renewal of Employment Agreement
Pursuant to Mr. O’Reilly’s Employment Agreement, in the event that Mr. O’Reilly’s employment terminates due to the Company’s non-renewal of Mr. O’Reilly’s Employment Agreement after the expiration of the initial five-year term or any subsequent one-year renewal period, the Company will pay and provide Mr. O’Reilly, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully vest and all outstanding O’Reilly Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
Pursuant to Mr. O’Reilly’s Employment Agreement, in the event that Mr. O’Reilly’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. O’Reilly (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. O’Reilly was employed; and

(2)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully vest and all outstanding O’Reilly Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Change in Control Termination
Pursuant to Mr. O’Reilly’s Employment Agreement, in the event that Mr. O’Reilly terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Mr. O’Reilly, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times (2x) the sum of Mr. O’Reilly’s annual base salary and the target annual cash bonus; and

(3)
all outstanding and unvested O’Reilly Time Vesting LTIP Awards, if any, will fully and immediately vest and

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all outstanding O’Reilly Performance Vesting Equity LTIP will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.
Receipt of the severance payments and benefits set forth above is contingent upon Mr. O’Reilly executing and not revoking a release of claims in favor of the Company.
Under Mr. O’Reilly’s Employment Agreement, he also is subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. O’Reilly’s employment and for the 12-month period following his termination for any reason.
WARRANT AGREEMENT
In connection with Mr. O’Reilly’s initial employment in 2016, the Company entered into a warrant purchase agreement with Mr. O’Reilly pursuant to which Mr. O’Reilly purchased for $1.0 million the right to acquire 50,125 shares of Company common stock at an exercise price of $112.08 per share. The warrant was fully vested at the time of purchase and became exercisable after the 5 1∕2 year anniversary (April 7, 2022) of the date of purchase. The warrant will expire on the date that is 180 days after the exercise date. The Company will have the right to repurchase the warrant or all or a portion of the shares issuable upon exercise of the warrant if Mr. O’Reilly’s employment with the Company is terminated for any reason. The warrant is subject to anti-dilution adjustments in connection with stock splits, tender offers and certain other events.
L. Jay Cross
On December 1, 2020, the Company entered into an Employment Agreement with Mr. Cross to serve as the Company’s President (as amended, “Mr. Cross’s Employment Agreement”). Mr. Cross’s Employment Agreement has an initial term of five years, expiring on November 30, 2025, subject to earlier termination events described below. Upon the expiration of the initial term of five years, his employment agreement will automatically renew for additional one-year periods, unless either party provides the other party with at least 60 days’ prior written notice that it does not wish to automatically renew the term.
Under Mr. Cross’s Employment Agreement, Mr. Cross is entitled to an annual base salary of $750,000 and, subject to achievement of certain performance goals that will be established annually by the Compensation Committee, eligible to earn an annual cash bonus with a target amount of $1,950,000. (If the Compensation Committee sets a minimum overall goal under the annual incentive program with respect to any performance year, and that minimum overall goal is achieved, the bonus payable would range from a threshold value of 80% of target to a maximum value of 120% of target.) In addition, commencing for performance year 2022, Mr. Cross shall be eligible to receive an Annual LTIP Award, which shall be awarded each year by the Compensation Committee based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time. The Annual LTIP Award shall be a long-term equity or equity-based incentive award with an aggregate targeted grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to $1,800,000, with the number of shares of the Company’s common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the common stock on the date of grant. Fifty percent (50%) of each Annual LTIP Award granted to Mr. Cross shall provide for pro rata vesting over time (five years in the case of awards granted in fiscal 2021 or earlier; three years in the case of awards granted in fiscal 2022 or later) (the “Cross Time Vesting LTIP Awards”) and the other fifty percent (50%) of such award shall provide for performance-based vesting (the “Cross Performance Vesting LTIP Awards”), and in each case will be subject to the terms and conditions of our then-current equity incentive plan and the applicable award agreement. All Annual LTIP Awards shall be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and any applicable award agreements thereunder. Under his employment agreement, Mr. Cross was also provided with the initial grant of time-based stock options and time-based restricted stock (each treated as a Cross Time Vesting LTIP Award for purposes of the accelerated vesting described below) and performance-based restricted stock (treated as a Cross Performance Vesting LTIP Award for purposes of the accelerated vesting described below), each as described above under “Compensation Discussion and Analysis – Long-Term Equity Incentives.”

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INITIAL CROSS LTIP AWARD
In connection with entering into Mr. Cross’s Employment Agreement, on December 1, 2020, the Company awarded Mr. Cross an initial long-term equity incentive award (the “Initial Cross LTIP Award”) with an aggregate targeted grant value of $1,800,000 (based on the closing price of the Company’s common stock on November 30, 2020), consisting of: (i) 9,280 shares of restricted stock, with time-based pro-rata vesting over five years; (ii) 9,280 shares of restricted stock, with performance-based, five-year cliff vesting if certain performance metrics are met; and (iii) options to purchase 14,372 shares, at a strike price of $72.73 per share, that become exercisable with respect to 100% of the shares on the fifth anniversary of the grant. The Initial Cross LTIP Award is subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and the applicable award agreements issued thereunder.
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
Pursuant to Mr. Cross’s Employment Agreement, in the event that Mr. Cross terminates his employment for “good reason” or is terminated by the Company without “cause” (other than due to non-renewal, death or disability), the Company will pay and provide Mr. Cross, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to the sum of Mr. Cross’s annual base salary and target annual cash bonus; and

(3)
all outstanding and unvested Cross Time Vesting Equity Awards, if any, will fully vest and all outstanding Cross Performance Vesting Equity Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Non-Renewal of Employment Agreement
Pursuant to Mr. Cross’s Employment Agreement, in the event that Mr. Cross’s employment terminates due to the Company’s non-renewal of his employment agreement after the expiration of the initial five-year term or any subsequent one-year renewal period, the Company will pay and provide Mr. Cross, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed; and

(2)
all outstanding and unvested Cross Time Vesting LTIP Awards, if any, will fully vest and all outstanding Cross Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
Pursuant to Mr. Cross’s Employment Agreement, in the event that Mr. Cross’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Cross (or his estate), in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Cross was employed; and

(2)
all outstanding Cross Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Change in Control Termination
Pursuant to Mr. Cross’s Employment Agreement, in the event that Mr. Cross terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 12 months

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following, a change in control of, the Company will pay and provide Mr. Cross, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times the sum of Mr. Cross’s annual base salary and the target annual cash bonus; and

(3)
all outstanding and unvested Cross Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding Cross Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Cross executing and not revoking a release of claims in favor of the Company.
Under Mr. Cross’s Employment Agreement, Mr. Cross is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Cross’s employment and for the 12-month period following his termination for any reason.
Peter F. Riley
On November 6, 2017, the Company entered into an Employment Agreement with Mr. Riley to continue to serve in his current role as the Company’s Senior Executive Vice President, General Counsel and Secretary (as amended, as described below “Mr. Riley’s Employment Agreement”). Mr. Riley’s Employment Agreement had an initial term of five years, expiring on November 6, 2022, subject to earlier termination events described below. Under Mr. Riley’s Employment Agreement, Mr. Riley is entitled to an annual base salary of $550,000 and, subject to achievement of certain performance goals that will be established annually by the Compensation Committee, eligible to earn an annual cash bonus with a target amount of $800,000. (If the Compensation Committee sets a minimum overall goal under the annual incentive program with respect to any performance year, and that minimum overall goal is achieved, the bonus payable would range from a threshold value of 80% of target to a maximum value of 140% of target.)
On November 13, 2019, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Riley, amending certain provisions of Mr. Riley’s Employment Agreement in connection with the Company’s relocation of its headquarters from Dallas, Texas to The Woodlands, Texas. The Letter Agreement provides that the term of Mr. Riley’s employment will be extended until December 31, 2025 (“Extended Expiration Date”). In addition, (i) if Mr. Riley remains employed with the Company through November 6, 2022, his annual base salary and annual target bonus will each increase by five percent, to $577,500 and $840,000, respectively (with the annual target bonus for calendar year 2022 prorated among the target in effect for January 1 through November 5 of such year and the new target bonus in effect for the remainder of such year), and (ii) if Mr. Riley voluntarily retires from employment with the Company on or after December 31, 2025, he will continue to be eligible to vest in his outstanding equity awards on their regularly scheduled vesting dates (with vesting of any performance-based awards subject to achievement of the applicable performance goals). Finally, if Mr. Riley is terminated by the Company without “cause” prior to December 31, 2025, then Mr. Riley’s severance package in the employment agreement will also include (i) a repurchase of Mr. Riley’s principal residence in Houston, Texas by the Company for fair market value, and (ii) reimbursement of Mr. Riley’s reasonable, documented, and out-of-pocket costs for relocating back to the Dallas, Texas metropolitan area.
Mr. Riley is also eligible to receive an annual equity award, which will be awarded each year by the Compensation Committee based upon its evaluation of performance measures and objectives established by the Compensation Committee from time to time. The annual equity award will be a long-term equity or equity-based incentive award with an aggregate grant value (with respect to the portion of the annual equity award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%) on the date of grant equal to $800,000, with the number of shares of common stock subject to such annual equity award determined by dividing the aggregate grant value by the closing price per share of the Company’s common stock or as otherwise provided for in the Incentive Plan on the date of grant. Fifty percent of the annual

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equity award provides for pro rata vesting over time (five years in the case of awards granted in fiscal 2021 or earlier; three years in the case of awards granted in fiscal 2022 or later) (“Riley Time Vesting LTIP Awards”) and the other 50% of such award will provide for performance-based vesting (“Riley Performance Vesting LTIP Awards”), and in each case will be subject to the terms and conditions of our then-current equity incentive plan and the applicable award agreement.
INITIAL Riley EQUITY AWARD
In connection with entering into Mr. Riley’s Employment Agreement, on November 8, 2017, the Company granted to Mr. Riley an initial one-time restricted share award of 10,000 shares of common stock (the “Initial Riley LTIP Award”). The Initial Riley LTIP Award provides for 100% vesting on the fifth anniversary of the grant date of such award, subject to Mr. Riley continuing to be an employee of the Company through the vesting date and subject to the terms of Mr. Riley’s Employment Agreement. The Initial Riley LTIP Award is also subject to the terms and conditions of the Company’s 2010 Incentive Plan and the applicable restricted stock award agreement.
SEVERANCE AND CHANGE IN CONTROL BENEFITS
Termination Without Cause or for Good Reason
Pursuant to Mr. Riley’s Employment Agreement, in the event that Mr. Riley terminates his employment for “good reason” or is terminated by the Company without “cause,” the Company will pay and provide Mr. Riley, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, subject to the achievement of the applicable minimum performance goals and based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to one times (1x) the sum of Mr. Riley’s annual base salary and target annual cash bonus;

(3)
100% of the common stock subject to the Initial Riley LTIP Award will fully vest; and

(4)
all outstanding and unvested Riley Time Vesting LTIP Awards, if any, will fully vest and all outstanding Riley Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Non-Renewal of Mr. Riley’s Employment Agreement
Pursuant to Mr. Riley’s Employment Agreement, in the event that Mr. Riley’s employment terminates due to the Company’s non-renewal of Mr. Riley’s Employment Agreement upon expiration of its current term or any subsequent one-year renewal period, the Company will pay and provide Mr. Riley, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, subject to the achievement of the applicable minimum performance goals and based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
to the extent not fully vested as of the termination date, the Initial Riley LTIP Award will fully and immediately vest; and

(3)
all outstanding and unvested Riley Time Vesting LTIP Awards, if any, will fully vest and all outstanding Riley Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics.

Death or Disability
Pursuant to Mr. Riley’s Employment Agreement, in the event that Mr. Riley’s employment terminates by reason of his death or as a result of disability, the Company will pay and provide Mr. Riley (or his estate), in addition to his previously accrued benefits and compensation, the following:

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(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed in the calendar year that Mr. Riley was employed;

(2)
a prorated portion of the Initial Riley LTIP Award that is subject to forfeiture on the termination date will vest based on the number of full years that have elapsed since the beginning of the vesting period through the termination date divided by five; and

(3)
all outstanding Riley Performance Vesting LTIP Awards will remain outstanding and continue to vest based on the achievement of the performance metrics (and, pursuant to an amendment to his award agreements made in November 2020, all outstanding Riley Time Vesting LTIP Awards will vest in full).

Change in Control Termination
Pursuant to Mr. Riley’s Employment Agreement, in the event that Mr. Riley terminates his employment for “good reason” or is terminated by the Company without “cause,” in either case, in connection with, or within 12 months following, a change in control, the Company will pay and provide Mr. Riley, in addition to his previously accrued benefits and compensation, the following:
(1)
a prorated portion of the target annual cash bonus, based upon the number of days elapsed during the applicable calendar year in which he was employed;

(2)
an amount equal to two times (2x) the sum of Mr. Riley’s annual base salary and the target annual cash bonus;

(3)
to the extent not fully vested as of the termination date, the Initial Riley LTIP Award will fully and immediately vest; and

(4)
all outstanding and unvested Riley Time Vesting LTIP Awards, if any, will fully and immediately vest and all outstanding Riley Performance Vesting LTIP Awards will vest at the greater of (a) 100% of the number of shares of common stock granted pursuant to each such award and (b) the performance level achieved as of the termination date.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Riley executing and not revoking a release of claims in favor of the Company.
Under Mr. Riley’s Employment Agreement, Mr. Riley is also subject to certain restrictive covenants regarding confidentiality, non-disparagement, non-solicitation and non-competition. The non-solicitation and non-competition covenants apply during the term of Mr. Riley’s employment and for the 12-month period following his termination for any reason.
Saul Scherl
On March 3, 2021, the Company entered into a new offer letter (the “Offer Letter”) with Saul Scherl, our President – New York Tri-State Region. Pursuant to the Offer Letter, Mr. Scherl’s base salary will continue to be $600,000 with an annual target bonus of $600,000, subject to satisfaction of overall Company and individual performance goals, and he will be eligible for an additional cash incentive for fiscal 2022 performance of up to 100% of base salary in lieu of an annual equity award, based on achievement of overall Company and individual performance goals.
Under the Offer Letter, Mr. Scherl is eligible for an annual restricted stock award, with an annual target equal to 100% of his base salary, in each of 2021 and 2022 (granted for 2020 and 2021 performance, respectively). One-half of the 2021 award (for performance year 2020) is eligible to vest on December 31, 2025, subject to achievement of applicable performance goals, one-quarter of the 2021 award vested on February 8, 2022 and the remaining one-quarter is eligible to vest on December 31, 2022. One-half of the 2022 award (for performance year 2021) will be eligible to vest on December 31, 2026, subject to achievement of applicable performance goals, and the remaining one-half of the 2022 award (for performance year 2021) will vest on December 31, 2022.
In addition, under the Offer Letter, Mr. Scherl was eligible to receive a stock award with an issue date of December 31, 2022 in a value of up to $1,500,000 upon the achievement of one or more performance goals to be established by

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the Compensation Committee. On January 26, 2022, the Compensation Committee determined that these performance goals had been achieved and, in light of Mr. Scherl’s exemplary performance in 2021, granted an unrestricted stock award to Mr. Scherl in the amount of $1,500,000, with 100% of the total number of granted shares issued and vested on January 26, 2022 in full satisfaction of any rights under the Offer Letter with respect to such award under the Offer Letter.
Upon the termination of Mr. Scherl’s employment for any reason, other than for cause or due to Mr. Scherl’s death or disability, or by Mr. Scherl for good reason, the Offer Letter provides that Mr. Scherl will be eligible to receive a cash payment in exchange for his then-outstanding time-based restricted stock awards, determined using the fair market value of the shares on the applicable date of forfeiture, will continue to be eligible to vest in all outstanding performance-based restricted stock awards based on achievement of the applicable performance metrics, and would vest in any outstanding stock options. In addition, under his forms of equity award agreement, Mr. Scherl would be eligible to vest in any outstanding time-based restricted stock awards and performance-based restricted awards at the “target” level upon a termination of employment by reason of death or disability.
SEPARATION BENEFITS PLAN
Mr. Scherl is a participant under the Separation Benefits Plan. In connection with an involuntary termination by the Company, subject to the execution and non-revocation of a release of claims in favor of the Company, Mr. Scherl is entitled to a lump sum payment equal to 12 weeks of continued base salary payments plus an additional four weeks of continued base salary payments for each year of employment with the Company. The maximum severance payment under this plan was $257,500 in 2021. The Separation Benefits Plan also provides that if any of the payments or benefits provided or to be provided by the Company to Mr. Scherl, pursuant to the Separation Benefits Plan or otherwise, would be subject to the excise tax imposed under Section 4999 of the IRC, the separation benefit will be reduced to the minimum extent necessary to ensure that no portion of the separation benefit is subject to the excise tax.
Employment Agreements – Definitions
The following defined terms generally apply to the employment agreements of Messrs. O’Reilly, Cross and Riley and the warrant grant agreement for Mr. O’Reilly.
■
“Cause” generally means, as determined in good faith by the board of directors, and where the Executive and the Executive’s counsel had an opportunity (on at least 15 days prior notice) to be heard before the board of directors, the Executive’s: (i) conviction, plea of guilty or no contest to any felony; (ii) gross negligence or willful misconduct in the performance of his duties; (iii) drug addiction or habitual intoxication; (iv) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, material violation of law, or a material act of dishonesty against the Company, in each case that the board of directors determines was willful; (v) material and continued breach of the employment agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the Executive is in breach of this employment agreement; (vi) willful material breach of Company policy or code of conduct; or (vii) willful and continued failure to substantially perform the Executive’s duties under the employment agreement (other than such failure resulting from the Executive’s incapacity due to physical or mental illness), in each case, subject to certain cure periods by the Executive.

■
“Change in Control” generally means the occurrence of any of the following events: (i) the date that any one person, or more than one person acting as a group (in the case of the warrant, excluding Pershing Square Management, L.P. and its affiliates), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, subject to certain exceptions; (ii) the date that either (A) any one person, or more than one person acting as a group (in the case of the warrants, excluding Pershing Square Management, L.P. and its affiliates), acquires ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, subject to certain exceptions, or (B) a majority of the Board is replaced in a 12-month period (which is not endorsed by a majority of the Board); (iii) the occurrence of any of the transactions contemplated by (i) or (ii) above in which the common stock of the Company

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ceases to be publicly traded on a national securities exchange; or (iv) the date that any one person, or more than one person acting as a group (in the case of the warrant, excluding Pershing Square Management, L.P. and its affiliates), acquires assets of the Company that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.
■
“Good Reason” generally means the occurrence of any of the following events without the Executive’s written consent: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties or responsibilities or change in the Executive’s reporting relationship; or (iii) any other action or inaction that constitutes a material breach by the Company of the employment agreement.

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Correne Loeffler – Employment and Separation Agreements
Effective April 19, 2021, Correne Loeffler was appointed to serve as the Company’s Chief Financial Officer. Ms. Loeffler succeeded Mr. O’Reilly as the Company’s Chief Financial Officer, a position he held since October 2016 and continued to hold on an interim basis since being appointed as the Company’s Chief Executive Officer in December 2020. Effective as of January 10, 2022, Ms. Loeffler’s service as Chief Financial Officer and employment with the Company was terminated. Ms. Loeffler’s replacement, Carlos Olea, was appointed as the Company’s Chief Financial Officer, effective January 12, 2022.
EMPLOYMENT AGREEMENT
In connection with her appointment, the Company entered into an employment agreement with Ms. Loeffler on April 5, 2021, effective upon her commencement of employment on April 19, 2021. The employment agreement had a term of five years. The agreement provided Ms. Loeffler’s annual base salary would be no less than $500,000, and that she would be eligible to earn an annual cash bonus in the targeted amount of $900,000 based upon the achievement of performance goals established by the Compensation Committee. If the Compensation Committee established a minimum overall performance goal that Ms. Loeffler was required to achieve to receive an annual bonus and the minimum goal was achieved, then the annual bonus for such calendar year would have been equal to at least 80% of the target bonus amount, but no more than target bonus amount. The agreement also provided that, commencing in 2022, Ms. Loeffler was to have been eligible to receive an annual long-term equity award of up to $1.2 million worth of restricted stock (50% time-based vesting and 50% performance-based vesting) under The Howard Hughes Corporation 2020 Equity Incentive Plan.
Pursuant to the employment agreement, Ms. Loeffler also agreed to restrictive covenants, including non-solicitation and non-competition covenants, applicable during the term of her employment with the Company and for various periods following her termination of employment for any reason.
SEPARATION AGREEMENT
On February 3, 2022, in connection with the termination of Ms. Loeffler’s service as Chief Financial Officer and employment with the Company effective January 10, 2022 (the “Termination Date”), the Company and Ms. Loeffler entered into a separation and release agreement (the “Loeffler Separation Agreement”). The parties agreed to treat Ms. Loeffler’s departure as a termination without “cause” under Ms. Loeffler’s Employment Agreement, and in lieu of the 60-day notice period provided thereunder, the Company paid Ms. Loeffler’s base salary through March 11, 2022, and permitted Ms. Loeffler to continue participating in the Company’s employee benefit plans through March 11, 2022.
As a result, in accordance with the Separation Agreement and Ms. Loeffler’s former employment agreement with us, Ms. Loeffler received a severance payment consisting of a lump sum amount equal to: (i) her annual base salary of $500,000; (ii) her target annual cash bonus of $900,000; (iii) an annual cash bonus for fiscal 2021 of $720,000; and (iv) a prorated target annual cash bonus for fiscal 2022 of $172,603.

72 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Compensation
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on the outstanding equity awards held by the NEOs at December 31, 2021.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested* ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested* ($)
David O’Reilly
02/08/2021					6,352(3)	646,507
02/08/2021							2,382	242,440
11/30/2020	–	–	–	–	9,281(4)	944,621	–	–
11/30/2020	–	–	–	–	–	–	3,480	354,194
11/30/2020	–	17,965(5)	72.73	11/30/2030	–	–	–	–
02/12/2020	–	–	–	–	3,155(6)	321,116	–	–
02/12/2020	–	–	–	–	–	–	1,578	160,609
02/20/2019	–	–	–	–	2,084(7)	212,110	–	–
02/20/2019	–	–	–	–	–	–	1,563	159,082
02/16/2018	–	–	–	–	986(8)	100,355	–	–
02/16/2018	–	–	–	–	–	–	1,478	150,431
L. Jay Cross
12/01/2020	–	–	–	–	7,424(4)	755,615	–	–
12/01/2020	–	–	–	–	–	–	2,784	283,386
12/01/2020	–	14,372(5)	72.73	12/01/2030	–	–	–	–
Peter F. Riley
02/08/2021					3,388(3)	344,831
02/08/2021							1,271	129,362
02/12/2020	–	–	–	–	1,913(6)	194,705	–	–
02/12/2020	–	–	–	–	–	–	956	97,302
02/20/2019	–	–	–	–	1,390(7)	141,474	–	–
02/20/2019	–	–	–	–	–	–	1,041	105,953
02/16/2018	–	–	–	–	657(8)	66,869	–	–
02/16/2018	–	–	–	–	–	–	986	100,355
11/08/2017	–	–	–	–	10,000(9)	1,017,800	–	–
Saul Scherl
02/08/2021					1,588(10)	161,627
02/08/2021							953	96,996
12/28/2020	–	–	–	–	–	–	7,500	763,350
02/12/2020	–	–	–	–	1,434(6)	145,953	–	–
02/12/2020	–	–	–	–	–	–	717	72,976
02/21/2019	–	–	–	–	4,011(7)	408,240	–	–
02/20/2019	–	–	–	–	868(7)	88,345	–	–
02/20/2019	–	–	–	–	–	–	651	66,259
02/16/2018	–	–	–	–	411(8)	41,832	–	–
02/16/2018	–	–	–	–	–	–	615	62,595
01/25/2016	100,000	–	112.64	01/25/2026	–	–	–	–

*
Pursuant to SEC rules, market value in these columns was determined by multiplying the number of shares of stock by $101.78, the closing price of our common stock on December 31, 2021, the last trading day of the year. Ms. Loeffler did not hold any outstanding equity awards at December 31, 2021.

(1)
This column reflects outstanding grants of restricted stock (time-based vesting).

(2)
This column reflects the total amount of restricted stock (performance-based vesting) that vest depending upon the attainment of specified levels of TSR (or, in the case of Mr. Scherl’s December 2020 award, based on the Company’s achievement of specific price levels over a five-year period). The amount and value of restricted stock (performance-based vesting) reported are based on achieving the threshold performance level. See Footnote 3 of the 2021 Grants of Plan-Based Awards table for additional information regarding the vesting of performance-based restricted stock.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 73

Executive Compensation
(3)
These shares of restricted stock vest in five equal installments. Twenty percent vested on February 8, 2022, and 20% will vest on each of December 31, 2022, December 31, 2023, December 31, 2024 and December 31, 2025.

(4)
These shares of restricted stock vest in five equal installments. Twenty percent vested on November 30, 2021, and 20% will vest on each of November 30, 2022, November 30, 2023, November 30, 2024 and November 30, 2025.

(5)
These stock options cliff vest on November 30, 2025.

(6)
These shares of restricted stock vest in five equal installments. Twenty percent vested on each of December 31, 2020 and December 31, 2021, and 20% will vest on each of December 31, 2022, December 31, 2023 and December 31, 2024.

(7)
These shares of restricted stock vest in five equal installments. Twenty percent vested on each of December 31, 2019, December 31, 2020 and December 31, 2021, and 20% will vest on each of December 31, 2022 and December 31, 2023.

(8)
These shares of restricted stock vest in five equal installments. Twenty percent vested on each of December 31, 2018, December 31, 2019, December 31, 2020 and December 31, 2021, and 20% will vest on December 31, 2022.

(9)
These shares of restricted stock cliff vest on November 8, 2022.

(10)
These shares of restricted stock vest in two equal installments. Fifty percent vested on February 8, 2022, and 50% will vest on December 31, 2022.

74 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Compensation
2021 OPTION EXERCISES AND STOCK VESTED
The following table sets forth information regarding options exercised and stock awards vested during fiscal year 2021 with respect to our NEOs.
	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David O’Reilly	–	–	5,399	503,597
L. Jay Cross	–	–	1,856	152,173
Peter Riley	–	–	2,846	289,666
Saul Scherl	–	–	4,474	455,364
Correne Loeffler	–	–	–	–

(1)
Represents the total vested amount and value of restricted shares. Value for each NEO is calculated based on the closing price of our common stock on the vesting date of December 31, 2021 ($101.78), except (i) 2,320 shares for Mr. O’Reilly and (ii) 1,856 shares for Mr. Cross, the value of which is calculated based on the closing price of our common stock on the applicable vesting date of November 30, 2021 ($81.99).

NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth information regarding the earnings credited to the accounts of the NEOs under the nonqualified deferred compensation plan and plan balances as of December 31, 2021. The nonqualified deferred compensation plan was established in 2015. Although the Company has the flexibility to make discretionary contributions to the nonqualified deferred compensation plan, it has not made any such contributions. Each participant’s deferral account in the plan is credited or debited for gains and losses associated with his or her account’s notional (not actual) investment in investment options selected by the participant from a menu established from time to time by the Board (or a committee thereof). Participants are not provided with above-market or preferential earnings on their deferral accounts and are only entitled to receive distributions of their account balances in accordance with their deferral elections in effect from time to time and the terms of the plan. All amounts deferred by Mr. Riley under the plan were reflected in the summary compensation table for any year in respect of which he was a named executive officer.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David O’Reilly	–	–	–	–	–
L. Jay Cross	–	–	–	–	–
Peter F. Riley	120,000	–	85,852	–	842,288
Saul Scherl	–	–	–	–	–
Correne Loeffler	–	–	–	–	–
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table reflects the estimated compensation and other benefits payable to each NEO (other than Ms. Loeffler) upon termination of employment, including in connection with a “change in control” of the Company.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 75

Executive Compensation
The amounts shown in the table assume that the triggering event was effective as of December 31, 2021 and that the price of our common stock on which certain of the calculations are based was the closing price of $101.78 per share on December 31, 2021. These amounts are estimates of the incremental amounts and benefits that would be payable to each NEO upon each triggering event. The actual amounts to be paid out can only be determined at the time of the triggering event, if any. The table does not include amounts that would be payable to Messrs. O’Reilly, Cross and Riley under each of their employment agreements in the event of termination due to the Company’s non-renewal of such employment agreements after the expiration of the initial term because none of the employment agreements had expired as of December 31, 2021. For additional information, see “Employment Agreements and Arrangements with the NEOs.”
Name and Benefit	Termination Without Cause or for Good Reason ($)	Death or Disability ($)	Termination Without Cause or for Good Reason in connection with Change in Control(7) ($)
David O’Reilly
Cash Severance	3,750,000(1)	1,500,000(2)	6,000,000(2)
Equity Awards	6,302,478(3)	6,302,478(3)	6,302,478(3)
Total estimated value	10,052,478	5,392,265	9,892,265
L. Jay Cross
Cash Severance	4,650,000(1)	1,950,000(2)	7,350,000(2)
Equity Awards	2,306,543(3)	944,518(4)	2,306,543(3)
Total estimated value	6,956,543	2,894,518	9,656,543
Peter Riley
Cash Severance	2,150,000(1)	800,000	3,500,000(2)
Equity Awards(2)	2,433,051(3)	2,229,491(3)	2,433,051(3)
Total estimated value	4,583,051	3,029,491	5,933,051
Saul Scherl
Cash Severance(6)	423,077	–	373,077
Equity Awards	3,992,626(3)	3,992,626(3)	3,992,626(3)
Total estimated value	4,415,703	3,992,626	4,415,703

(1)
Amount represents cash severance outside of a change in control as described under above under “Employment Agreements And Arrangements With The NEOs,” including (i) a cash payment equal to the sum of base salary and target bonus, and (ii) a prorated target bonus for the year of termination.

(2)
Amount represents cash severance in connection with a change in control as described under above under “Employment Agreements And Arrangements With The NEOs,” including (i) a cash payment equal to two times the sum of base salary and target bonus, and (ii) a prorated target bonus for the year of termination.

(3)
Amount represents accelerated vesting of time-based equity awards and the value of performance-based equity awards eligible to vest (assuming performance at the “target” level). (For Mr. Riley, in the case of death or disability, this amount includes only a prorated portion of the Initial Riley LTIP Award that would be eligible to vest, as further described above under “Employment Agreements And Arrangements With The NEOs.”) Acceleration of stock options is shown using their intrinsic (or “spread”) value, if any.

(4)
Amount represents the value of performance-based equity awards eligible to vest (assuming performance at the “target” level).

(5)
The amounts in this row represent cash severance payable to Mr. Scherl in connection with an involuntary termination by the Company pursuant to the Separation Benefits Plan.

76 \ The Howard Hughes Corporation ● investor.howardhughes.com

Executive Compensation
(6)
For Messrs. O’Reilly, Cross and Riley, each of their employment agreements provides that if the NEO becomes entitled to receive or if he receives any payments and benefits that would become subject to the excise tax under Section 4999 of the IRC, the payments and benefits will be reduced such that the excise tax does not apply, unless he would be better off on an after-tax basis receiving all of the payments and benefits. For Mr. Scherl, the Separation Benefits Plan provides that if any of the payments or benefits provided or to be provided by the Company to Mr. Scherl pursuant to the Separation Benefits Plan or otherwise would be subject to the excise tax imposed under Section 4999 of the IRC, the separation benefit will be reduced to the minimum extent necessary to ensure that no portion of the separation benefit is subject to the excise tax. The figures in the table above disregard the potential impact of any potential reductions in connection with these provisions.

As described above under “Correne Loeffler – Employment and Separation Agreements,” in connection with her termination of employment with us, Ms. Loeffler became entitled to receive (i) annual cash bonus for fiscal 2021 in the amount of $720,000; (ii) cash severance equal to the sum of her annual base salary and target bonus (for an aggregate of $1,400,000); and (ii) a prorated target annual cash bonus for fiscal 2022 of $172,603.
PAY RATIO DISCLOSURE
We determined that the 2021 annual total compensation of the median of all our employees who were employed as of December 31, 2021 (other than the CEO) was $84,900. Mr. O’Reilly’s annual total compensation for 2021 was $3,851,162. Based on this information, for 2021, the ratio of the compensation of our CEO to the median annual total compensation of all other employees was approximately 45 to 1.
To identify the median compensated employee, we used Box 5, W-2 data for all individuals employed as of December 31, 2021, annualizing this data for those employees who joined the Company in 2021.
We believe our pay ratio presented above is a reasonable estimate. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio may not be comparable to the pay ratio reported by other companies.

Proxy Statement for the 2022 Annual Meeting of Stockholders / 77

Stockholder Proposals for 2023 Annual
Meeting of Stockholders
In order to be included in the Company’s proxy materials for the 2023 annual meeting of stockholders, a stockholder proposal (other than director nominations) must be received in writing by the Company at The Howard Hughes Corporation, 9950 Woodloch Forest Dr., Suite 1100 The Woodlands, Texas 77380, Attention: Corporate Secretary, by December 13, 2022, and otherwise comply with all requirements of the SEC for stockholder proposals.
If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2023 annual meeting of stockholders, you must give timely written notice of the proposal to the Company’s Corporate Secretary. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the above address no earlier than 120 days (January 26, 2023 ) nor later than 90 days prior (February 25, 2023) to the first anniversary date of the preceding year’s annual meeting. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s by-laws. A copy of the Company’s by-laws is available upon request from the Company’s Corporate Secretary.

Other Matters

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company. All the expenses involved in soliciting proxies for the Annual Meeting will be paid by the Company. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail, but may include telephone, email, or oral communications by directors, officers, or regular employees of the Company, acting without special compensation.
The Board is not aware of any other business that may be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
By Order of the Board of Directors,
Peter F. Riley
Senior Executive Vice President, Secretary
and General Counsel
The Woodlands, Texas
April 11, 2022

78 \ The Howard Hughes Corporation ● investor.howardhughes.com

ANNEX A
Reconciliation of Non-GAAP Measures
Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.
As a result of our four segments – Operating Assets, Master Planned Communities (MPC), Seaport and Strategic Developments – being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (EBT). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.
	Year Ended December 31,
thousands	2021	2020	$ Change
Operating Assets Segment EBT
Total revenues	$442,698	$372,057	$70,641
Total operating expenses	(209,020)	(185,480)	(23,540)
Segment operating income (loss)	233,678	186,577	47,101
Depreciation and amortization	(163,031)	(162,324)	(707)
Interest income (expense), net	(75,391)	(91,411)	16,020
Other income (loss), net	(10,746)	540	(11,286)
Equity in earnings (losses) from real estate and other affiliates	(67,042)	(7,366)	(59,676)
Gain (loss) on sale or disposal of real estate and other assets, net	39,168	38,232	936
Gain (loss) on extinguishment of debt	(1,926)	(1,521)	(405)
Provision for impairment	—	(48,738)	48,738
Operating Assets segment EBT	(45,290)	(86,011)	40,721
Master Planned Communities Segment EBT
Total revenues	409,746	283,953	125,793
Total operating expenses	(193,851)	(128,597)	(65,254)
Segment operating income (loss)	215,895	155,356	60,539
Depreciation and amortization	(366)	(365)	(1)
Interest income (expense), net	42,683	36,587	6,096
Equity in earnings (losses) from real estate and other affiliates	59,399	17,845	41,554
Gain (loss) on extinguishment of debt	(1,004)	—	(1,004)
MPC segment EBT	316,607	209,423	107,184
Seaport Segment EBT
Total revenues	55,008	23,814	31,194
Total operating expenses	(77,198)	(46,112)	(31,086)
Segment operating income (loss)	(22,190)	(22,298)	108
Depreciation and amortization	(30,867)	(41,602)	10,735
Interest income (expense), net	357	(12,512)	12,869
Other income (loss), net	(3,730)	(2,616)	(1,114)
Equity in earnings (losses) from real estate and other affiliates	(1,988)	(9,292)	7,304

	Year Ended December 31,
thousands	2021	2020	$ Change
Gain (loss) on extinguishment of debt	—	(11,648)	11,648
Seaport segment EBT	(58,418)	(99,968)	41,550
Strategic Developments Segment EBT
Total revenues	520,109	19,407	500,702
Total operating expenses	(436,698)	(135,160)	(301,538)
Segment operating income (loss)	83,411	(115,753)	199,164
Depreciation and amortization	(6,512)	(6,545)	33
Interest income (expense), net	3,701	6,312	(2,611)
Other income (loss), net	2,536	2,165	371
Equity in earnings (losses) from real estate and other affiliates	(221)	269,912	(270,133)
Gain (loss) on sale or disposal of real estate and other assets, net	13,911	21,710	(7,799)
Provision for impairment	(13,068)	—	(13,068)
Strategic Developments segment EBT	83,758	177,801	(94,043)
Consolidated Segment EBT
Total revenues	1,427,561	699,231	728,330
Total operating expenses	(916,767)	(495,349)	(421,418)
Segment operating income (loss)	510,794	203,882	306,912
Depreciation and amortization	(200,776)	(210,836)	10,060
Interest income (expense), net	(28,650)	(61,024)	32,374
Other income (loss), net	(11,940)	89	(12,029)
Equity in earnings (losses) from real estate and other affiliates	(9,852)	271,099	(280,951)
Gain (loss) on sale or disposal of real estate and other assets, net	53,079	59,942	(6,863)
Gain (loss) on extinguishment of debt	(2,930)	(13,169)	10,239
Provision for impairment	(13,068)	(48,738)	35,670
Consolidated segment EBT	296,657	201,245	95,412
Corporate income, expenses and other items	(247,733)	(204,418)	(43,315)
Net income (loss)	48,924	(3,173)	52,097
Net (income) loss attributable to noncontrolling interests	7,176	(22,981)	30,157
Net income (loss) attributable to common stockholders	$56,100	$(26,154)	$82,254

Net Operating Income (NOI)
We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization, demolition costs; other income (loss); amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from real estate and other affiliates. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of segment EBT to NOI for Operating Assets and Seaport has been presented in the tables below.
	Year Ended December 31,
thousands	2021	2020
Operating Assets segment EBT(a)	$(45,290)	$(86,011)
Add back:
Depreciation and amortization	163,031	162,324
Interest (income) expense, net	75,391	91,411
Equity in (earnings) losses from real estate and other affiliates	67,042	7,366
(Gain) loss on sale or disposal of real estate and other assets, net	(39,168)	(38,232)
(Gain) loss on extinguishment of debt	1,926	1,521
Provision for impairment	—	48,738
Impact of straight-line rent	(14,715)	(7,630)
Other	10,449	99
Operating Assets NOI	218,666	179,586
Company’s Share NOI – Equity Investees(b)	4,081	7,750
Distributions from Summerlin Hospital Investment	3,755	3,724
Total Operating Assets NOI	$226,502	$191,060
Seaport segment EBT(a)	$(58,418)	$(99,968)
Add back:
Depreciation and amortization	30,867	41,602
Interest (income) expense, net	(357)	12,512
Equity in (earnings) losses from real estate and other affiliates	1,988	9,292
(Gain) loss on extinguishment of debt	—	11,648
Impact of straight-line rent	1,632	2,801
Other (income) loss, net(c)	6,725	5,639
Seaport NOI	(17,563)	(16,474)
Company’s Share NOI – Equity Investees	(592)	(911)
Total Seaport NOI	$(18,155)	$(17,385)

(a)
Segment EBT excludes corporate expenses and other items that are not allocable to the segments.

(b)
During the third quarter of 2020, 110 North Wacker was completed and placed in service, resulting in the deconsolidation of 110 North Wacker and subsequent treatment as an equity method investment. The Company’s share of NOI related to 110 North Wacker is calculated using our stated ownership of 23% and does not include the impact of the partnership distribution waterfall.

(c)
Includes miscellaneous development-related items as well as the loss related to the write-off of inventory due to the permanent closure of 10 Corso Como Retail and Café in the first quarter of 2020 and income related to inventory liquidation sales in the third quarter of 2020.

Cash G&A
The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.
	Year Ended December 31,
thousands	2021	2020	$ Change
General and Administrative
General and administrative (G&A)	$81,990	$109,402	$(27,412)
Less: Non-cash stock compensation	(9,886)	(5,785)	(4,101)
Cash G&A	$72,104	$103,617	$(31,513)

ANNEX B
Reconciliation of Operating Assets NOI for NEO Goals to Operating Assets NOI in Form 10-K
(amounts in thousands)
Year Ended December 31, 2021
NEO Goals – Operating Assets NOI	210,639
Adjustments(1):
Las Vegas Ballpark	5,954
Overhead Expense Allocations	2,577
Accounting accrual adjustments	(959)
Area 3 Restaurant (Site E-2)(2)	(49)
Creekside Apartments II(2)	504
10-K-Operating NOI	218,666
Notes
(1)
NEO goals were set based on Operating Assets NOI, excluding the Las Vegas Ballpark, certain overhead expense allocations, accrual adjustments, and adjustments for certain properties in development.

(2)
Includes adjustments to remove certain assets that were assumed to be captured in the Strategic Development segment and therefore excluded from the NEO goal calculation, and/or cash expenses that were captured with Operating Assets NOI for NEO goals but were recorded as Strategic Development expenses in actuals.

ABOUT US

How we build. How you live. Howard Hughes. At Howard Hughes, our ambition is to curate vibrant communities that elevate the everyday, creating meaningful moments in great places where people can live their best lives – and thrive for generations to come.

From Wall Street to Waikiki, we design, build, own and manage some of the nation's most desirable neighborhoods and large-scale planned communities using our hallmark visionary approach to organically steward them for long-term success.

OUR VISION

Howard Hughes is dedicated to elevating the everyday – through our places, our people and our passion – and continually creating new ways of enjoying life.

OUR MISSION

At Howard Hughes, our mission is to enhance people's lives by building inspired, award-winning communities from Wall Street to Waikiki.

Our passionate professionals are energized by the opportunity to create a sense of discovery and wonder. To bring innovative approaches and perspectives to creating new ways of enjoying life. And to create vibrant, sustainable communities that reflect the diverse interests and priorities of their neighbors and residents. All of this to say that at Howard Hughes, we're not just about brick and mortar; we're about heart and soul. And the chance to enrich life's journey, every day.

Howard Hughes.

www.howardhughes.com

THE HOWARD HUGHES CORPORATION 9950 WOODLOCH FOREST DR., SUITE 1100 THE WOODLANDS, TX 77380 SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D70311-P67371KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYTHE HOWARD HUGHES CORPORATION The Board of Directors recommends you vote FOR all the listed nominees:1. Election of DirectorsNominees:For Against Abstain1a.William Ackman!!!1b.Adam Flatto!!!1c.Beth Kaplan!!!1d.Allen Model!!!1e.David O'Reilly!!!1f.R. Scot Sellers!!!1g.Steven Shepsman!!!1h.Mary Ann Tighe!!!1i.Anthony Williams!!! The Board of Directors recommends you vote FOR Proposal 2.2.Advisory (non-binding) vote to approve executive compensation Say-on-Pay The Board of Directors recommends you vote FOR Proposal 3.3.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022 NOTE: To transact any other business that may properly come before the annual meeting of stockholders or any adjournments or postponements thereof. For Against Abstain! ! !For Against Abstain! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Annual Meeting of StockholdersPier 17 Green RoomPier 17, 89 South Street, 3rd Floor, New York, New York 10038Thursday, May 26, 2022Meeting begins promptly at 9:00 a.m. Eastern TimePlease plan to arrive early as there will be no admission after the meeting beginsProof of ownership as of the record date and photo identification are required to attend the Annual MeetingImportant Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D70312-P67371THE HOWARD HUGHES CORPORATIONAnnual Meeting of StockholdersMay 26, 2022 9:00 A.M. Eastern TimeThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) David R. O'Reilly and Peter F. Riley, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE HOWARD HUGHES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M., Eastern Time, on Thursday, May 26, 2022 and at any adjournments or postponements thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and FOR Proposals 2 and 3. This proxy authorizes David R. O'Reilly and Peter F. Riley to vote at their discretion on any other matter that may properly come before the meeting or for any adjournment or postponement of the meeting. Continued and to be signed on reverse side